REGISTRATION NO. 333-66099

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                                DIGITAL LAVA INC.
                 (Name of small business issuer in its charter)

                                   ----------

    Delaware                       7371                        95-4584080
 (State or Other             (Primary Standard                   (I.R.S.
Jurisdiction of         Industrial Classification        Employer identification
Incorporation Or               Code Number)                       No.)
  Organization)

 13160 Mindanao Way, Suite 350                    13160 Mindanao Way, Suite 350
Marina Del Rey, California 90292                Marina Del Rey, California 90292
         (310) 577-0200                          (Address of Principal Place or
  (Address and Telephone Number                     Intended Principal Place
 of Principal Executive Offices)                           of Business)

                                   ----------

                                  Robert Greene
                             Chief Executive Officer
                                Digital Lava Inc.
                          13160 Mindanao Way, Suite 350
                        Marina Del Rey, California 90292
                                 (310) 577-0200
           (Name, Address, And Telephone Number Of Agent For Service)

                                   COPIES TO:

                             Adam D. Eilenberg, Esq.
                    Ehrenreich Eilenberg Krause & Zivian LLP
                               11 East 44th Street
                            New York, New York 10017
                                 (212) 986-9700

                                   ----------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this registration statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [_]

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                      LOGO

                                Digital Lava Inc.

                         880,436 shares of Common Stock


     This prospectus relates to 880,436 shares of our common stock that may be sold from time to time by certain of our security holders.


     The selling security holders may sell shares of our common stock:

          o through the American Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

          o directly to purchasers or through agents, brokers, dealers or underwriters; and

          o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     Our common stock is traded on the American Stock Exchange under the symbol "DGV."

     See "Risk Factors" beginning on page 7 to read about certain factors you should consider before buying our securities.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is October 20, 1999.

                                TABLE OF CONTENTS


SUMMARY FINANCIAL INFORMATION ............................................     6

RISK FACTORS .............................................................     7

USE OF PROCEEDS ..........................................................     9

SELLING SECURITY HOLDERS .................................................     9

PLAN OF DISTRIBUTION .....................................................    11

DIVIDEND POLICY ..........................................................    11

CAPITALIZATION ...........................................................    12

SELECTED FINANCIAL INFORMATION ...........................................    13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS ..............................................    14

BUSINESS .................................................................    19

MANAGEMENT ...............................................................    26

CERTAIN TRANSACTIONS .....................................................    30

PRINCIPAL STOCKH0LDERS ...................................................    31

DESCRIPTION OF SECURITIES ...............................................     32

LEGAL MATTERS ............................................................    34

EXPERTS ..................................................................    34

ADDITIONAL INFORMATION ...................................................    34

INDEX TO FINANCIAL STATEMENTS ............................................   F-1

                                DIGITAL LAVA INC.

     Digital Lava is a provider of software products and services related to the use of rich mixed media for corporate training, communications, research and other applications. Digital Lava's current product line includes VideoVisor Professional (vvPro), VideoVisorWeb(vvWeb) and vPublisher. VideoVisorProfessional and VideoVisorWeb are proprietary viewers that allow the user to access the content published in the unique Digital Lava format. vPublisher is a proprietary authoring software tool that allows the integration of text, data, voice, video and web links into an interactive desktop application, known as a VideoCapsule. VideoCapsule files are accessed by either the vvPro software viewer on compact discs and private Intranets or via the vvWeb software viewer on the internet. vvPro and vvWeb allow the user to individually manage, manipulate and navigate the VideoCapsule information on their computer screen both at home and in the office.

     Streaming technology allows an Internet or intranet user to access information in a file before the file is completely downloaded. As a result, large files containing video and audio information can be heard or seen almost immediately, even with slower connections. We believe that the continuing emergence of the Internet as a mass communications medium and the advent of related new technologies such as streaming presents a significant new market opportunity for software applications that enhance the effectiveness and productivity of persons who rely on video information. We believe that our software technology provides a more compelling and productive user experience than broadcast television and videotape, allowing the Internet to effectively compete with these traditional video delivery methods.

     We were formed as a limited liability company in July 1995 and merged into a Delaware corporation in November 1996. Our address is 13160 Mindanao Way, Suite 350, Marina del Rey, California 90292, and our telephone number is (310) 577-0200. Our Web site can be accessed at www.digitallava.com. Information contained on our Web site is not part of this prospectus.

                         SUMMARY FINANCIAL INFORMATION


                                                                           Year Ended                          Six Months Ended
                                                                      ----------------------             --------------------------
                                                            December 31,   December 31,   December 31,     June 30,        June 30,
                                                               1996           1997           1998            1998           1999
                                                            -----------    -----------    -----------    -----------    -----------
Statement of Operations Data:
Revenues ................................................   $        --    $   564,572    $ 1,463,618    $   391,897    $   372,298
Cost of revenues ........................................            --        122,976        288,778         91,867         54,327
                                                            -----------    -----------    -----------    -----------    -----------
Gross profit ............................................            --        441,596      1,174,840        300,030        317,971
                                                            -----------    -----------    -----------    -----------    -----------
Operating costs and expenses:
       Selling, general and administrative ..............     1,522,757      3,316,961      3,103,418      2,003,058      2,382,219
       Research and development .........................       421,087        445,162        442,718        267,514        355,567
                                                            -----------    -----------    -----------    -----------    -----------
              Total operating costs and expenses ........     1,943,844      3,762,123      3,546,136      2,270,572      2,737,786
                                                            -----------    -----------    -----------    -----------    -----------
Loss from operations ....................................    (1,943,844)    (3,320,527)    (2,371,296)    (1,970,542)    (2,419,815)
Other income and interest expense .......................       440,813        924,842      1,359,245        809,465         26,949
                                                            -----------    -----------    -----------    -----------    -----------
Net loss before extreaorinary item ......................    (2,384,657)    (4,245,369)    (3,730,541)    (2,780,007)    (2,446,764)
Extraordinary loss on extinguishment of debt ............            --             --             --             --     (3,672,656)
                                                            -----------    -----------    -----------    -----------    -----------
Net loss ................................................   $(2,384,657)   $(4,245,369)   $(3,730,541)   $(2,780,007)   $(6,119,420)
                                                            ===========    ===========    ===========    ===========    ===========
Net loss available to common shareholders ...............   $(2,384,657)   $(4,245,369)   $(3,730,541)   $(2,780,007)   $(6,779,433)
                                                            ===========    ===========    ===========    ===========    ===========
Basic and diluted loss per share ........................   $    (93.00)   $    (31.14)   $    (25.22)   $    (21.14)         (2.08)
                                                            ===========    ===========    ===========    ===========    ===========
Weighted average common shares used in basic and
    diluted loss per share ..............................        25,641        136,353        147,933        131,524      3,263,223
                                                            ===========    ===========    ===========    ===========    ===========

                                                                  June 30, 1999
                                                                  -------------
                                                                     Actual
                                                                     ------
Balance Sheet Data:
Cash and cash equivalents ...............................         $  639,430
Working capital .........................................          8,656,979
Total assets ............................................          9,559,672
Total liabilities .......................................            286,364
Total stockholders' equity ..............................          9,273,308

                                  RISK FACTORS

     Because we have a limited operating history, we may not achieve anticipated revenues. We were originally formed as a limited liability company in July 1995 and were merged into a corporation in November 1996. We did not recognize any revenue until 1997. Therefore, we have only a limited operating history upon which you may judge our performance and prospects. As a result of our limited operating history and the emerging nature of the markets in which we compete, we may not be able to achieve anticipated revenues.

     We sustained losses in the past and expect to sustain losses in the future. We have incurred significant losses since inception and we expect to continue to incur substantial operating losses for the foreseeable future. As of June 30, 1999, we had an accumulated deficit of $16,818,259.

     Our future profitability is uncertain. We expect that our sales and marketing, product development and administrative expenses will increase in the future and, as a result, we will need to generate significant revenues to achieve profitability. Despite significant investments in sales and marketing and product development, we may not be able to sustain our growth in revenues, including revenues from software license fees, in the future. To become profitable, we must, among other things:

o    successfully develop and deliver new products and services;

o respond quickly and effectively to competitive, market and technological developments;

o    expand sales and marketing operations;

o    broaden customer support capabilities; and

o    control expenses.

We may not be able to achieve profitability in the future.

     We may be unable to obtain additional financing. We have suffered recurring losses, negative cash flows from operations and increasing capital expenditures since inception. With current cash balances, including the proceeds from our initial public offering in February 1999, short-term investments and cash provided by operations, we believe that such funds will be sufficient to meet our anticipated needs for working capital and capital expenditures for at least the next twelve months. However, we will eventually need to seek additional funding either through additional public or private sales of securities or through debt financing. If we are unable to obtain such additional financing, this may impact our ability to continue as a going concern in the future.

     The loss of a major customer may harm our business. In the past, we derived a majority of our revenues in each period from one or two customers. For the six months ended June 30, 1999, the largest customer accounted for approximately 23.9% of revenues. For the six months ended June 30, 1998, a separate customer accounted for 50.5% of revenues. We do not have contracts with any of these customers. Although the volume of sales for our customers varies from year-to-year, the loss of a major customer could have a material adverse effect on our business.

     The market in which we compete is new and uncertain. The market for our video-based products and services is in the early stage of development and is evolving rapidly. The development of a market for our technology also depends on increased use of the Internet and intranets for information, publication, distribution and commerce relating to video and multimedia. Critical issues concerning use of the Internet and intranets, including security, reliability, cost, ease of use and quality of service, remain unresolved and may affect the growth of and the degree to which business is conducted over the Internet and intranets. As a result, demand and market acceptance for our technology is uncertain. We cannot assure you that the market for our technology will continue to emerge or become sustainable. If the market for our products and services fails to grow, develops more slowly than expected or becomes saturated with competing products or services, our business will be materially adversely affected.

     We are dependent on the continued employment of Greene and Sharfman. As an emerging technology company, we are particularly dependent on the continued employment and performance of Robert Greene, our Chief Executive Officer, who has been integral in developing and implementing our sales and marketing strategy, and Joshua Sharfman, our President, who has been instrumental in the development and commercialization of our technology. We have entered into employment agreements with Mr. Greene, which expires in July of 2002, and with Mr. Sharfman, which expires in February of 2001. Mr.

Greene receives an annual base salary of $300,000, and Mr. Sharfman receives an annual base salary of $230,000. A state court may determine not to enforce, or only partially enforce, certain provisions of these agreements. We do not maintain any key man life insurance. The loss of the services any of our executive officers or key employees could have a material adverse effect on our business, financial condition and results of operations.

     The representative from our initial public offering may continue to have influence over us. The representative from our initial public offering, which was completed in February of 1999, may designate one person for election to our board of directors until February of 2004. The representative's interests may not be consistent with those of our stockholders. The representative's designee on our board of directors could be in a position to cast a deciding vote on a matter of importance.

     The representative's warrants may affect our ability to raise additional capital. In connection with our initial public offering in February of 1999, we sold to the representative, for nominal consideration, warrants to purchase up to 240,000 shares of common stock and/or 120,000 warrants. The holders of the representative's warrants will have, at nominal cost, the opportunity to profit from a rise in the market price of the common stock and/or warrants without assuming the risk of ownership, with a resulting dilution in the interest of other security holders. As long as the representative's warrants remain unexercised, our ability to obtain additional capital might be adversely affected. Moreover, the representative may exercise the representative's warrants at a time when we would, in all likelihood, be able to obtain any needed capital through a new offering of our securities on terms more favorable than those provided by the representative's warrants.

     You should carefully consider the risk factors described above and other information in this prospectus before deciding to make an investment. This prospectus contains forward-looking statements that involve risks and uncertainties. These statements can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. When considering these statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                 USE OF PROCEEDS

     The securities covered by this prospectus are being offered by certain selling security holders and not by our company. Consequently, our company will not receive any proceeds from the sale of these securities.

                            SELLING SECURITY HOLDERS

     Certain of our security holders may sell, from time to time, up to 880,436 shares of our common stock pursuant to this prospectus. The table below identifies the selling security holders and indicates the number of securities that each selling security holder may sell pursuant to this prospectus. If a selling security holder transfers any of the securities shown in the table, the transferee will be considered a selling security holder for purposes of this prospectus, provided that the transfer was a private placement and that the transferee is identified in a supplement to this prospectus.

     The selling security holders indicated in the table with an asterisk (*) are subject to lock-up agreements that prevent them from directly or indirectly offering, selling, agreeing to offer or sell, transfering or otherwise encumbering or disposing of any of their common stock until November 17, 1999.

     None of the selling security holders has had any position with, held any office of, or had any other material relationship with Digital Lava.

-----------------------------------------------------------------------------
                                                          Number of Shares of
Name of Selling Security Holder                               Common Stock
-------------------------------                           -------------------
-----------------------------------------------------------------------------
Richard Stone* ...............................................   161,250
-----------------------------------------------------------------------------
Navida, Inc.* ................................................   127,500
-----------------------------------------------------------------------------
Dolphin Waves, Inc. ..........................................    60,000
-----------------------------------------------------------------------------
Shahrokh Sedaghat* ...........................................    45,000
-----------------------------------------------------------------------------
Shapour and Parvindokht Sedaghat* ............................    45,000
-----------------------------------------------------------------------------
Theodore Friedman* ...........................................    33,750
-----------------------------------------------------------------------------
Eli Jacobsen* ................................................    30,000
-----------------------------------------------------------------------------
David Stone* .................................................    30,000
-----------------------------------------------------------------------------
Glen Sutton III ..............................................    30,000
-----------------------------------------------------------------------------
Norman Veitzer* ..............................................    30,000
-----------------------------------------------------------------------------
Harold Wrobel* ...............................................    30,000
-----------------------------------------------------------------------------
Broadway Partners ............................................    22,500
-----------------------------------------------------------------------------
Christine Walley .............................................    22,500
-----------------------------------------------------------------------------
Sheila Sconiers* .............................................    19,500
-----------------------------------------------------------------------------
Stephanie Rubin ..............................................     7,500
-----------------------------------------------------------------------------
John Hancock Global Technology Fund* .........................    16,667
-----------------------------------------------------------------------------
Joseph Habert* ...............................................    15,000
-----------------------------------------------------------------------------
Georgia Schley* ..............................................    15,000
-----------------------------------------------------------------------------
Arthur Steinberg IRA .........................................    15,000
-----------------------------------------------------------------------------
R. Steinberg Pension Trust ...................................    15,000
-----------------------------------------------------------------------------
Grace Terry* .................................................    15,000
-----------------------------------------------------------------------------
Walter Terry* ................................................    15,000
-----------------------------------------------------------------------------
Eric Appell* .................................................     8,100
-----------------------------------------------------------------------------
Ester Dusi* ..................................................     7,500
-----------------------------------------------------------------------------
John Glorieux* ...............................................     7,500
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Jerry Heymann* ...............................................     7,500
-----------------------------------------------------------------------------
Andreas Iseli* ...............................................     7,500
-----------------------------------------------------------------------------
Mitchell Steinberg ...........................................     7,500
-----------------------------------------------------------------------------
Stephan Williams* ............................................     7,500
-----------------------------------------------------------------------------
Lawrence Manus ...............................................     5,000
-----------------------------------------------------------------------------
John Musinsky* ...............................................     3,750
-----------------------------------------------------------------------------
Michael Zylberman ............................................     3,750
-----------------------------------------------------------------------------
Frank Loccisano ..............................................     3,334
-----------------------------------------------------------------------------
Christopher Creamer* .........................................     3,000
-----------------------------------------------------------------------------
Chana Sasha Foundation .......................................     1,667
-----------------------------------------------------------------------------
R. Merrill Hunter ............................................     1,667
-----------------------------------------------------------------------------
Marc Roberts .................................................     1,667
-----------------------------------------------------------------------------
Robert Steinberg .............................................     1,500
-----------------------------------------------------------------------------
Keith Alliotts ...............................................       417
-----------------------------------------------------------------------------
Ryan Schinman ................................................       417
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
Total                                                            880,436
-----------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

     The selling security holders may sell shares of our common stock:

          o through the American Stock Exchange, in the over-the-counter market, in privately negotiated transactions or otherwise;

          o directly to purchasers or through agents, brokers, dealers or underwriters; and

          o at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

     If a selling security holder sells securities through agents, brokers, dealers or underwriters, such agents, brokers, dealers or underwriters may receive compensation in the form of discounts, commissions or concessions. Such compensation may be greater than customary compensation.


                                 DIVIDEND POLICY

     Digital Lava has never declared or paid any cash dividends on its capital stock. Digital Lava presently intends to reinvest earnings to fund the development and expansion of its business and, therefore, does not anticipate paying cash dividends on its common stock in the foreseeable future. The declaration of dividends in the future will be at the discretion of the board of directors and will depend upon the earnings, capital requirements and financial position of Digital Lava, general economic conditions and other pertinent factors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Digital Lava as of June 30, 1999, on an actual basis.

     Shares of common stock outstanding does not include 1,000,000 shares of common stock reserved for issuance under Digital Lava's stock option plan (of which 712,570 shares are subject to outstanding options) and 2,272,575 shares of common stock issuable upon exercise of outstanding warrants as of June 30, 1999. This table should be read in conjunction with Digital Lava's financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

                                                                                                        June 30, 1999

                                                                                                           Actual
                                                                                                        ------------
Stockholders' equity:
  Convertible Preferred stock, $.0001 par value; 5,000,000 shares
     authorized; no shares issued and outstanding at June 30, 1999 ......................                         --
  Common stock, $.0001 par value; 35,000,000 shares
     authorized; 4,636,887 issued and outstanding at June 30, 1999 ......................                        463
  Additional paid-in capital ............................................................                 26,091,104
  Accumulated deficit ...................................................................                (16,818,259)
                                                                                                        ------------
         Total stockholders' equity and total capitalization ............................               $  9,273,308
                                                                                                        ============

                         SELECTED FINANCIAL INFORMATION

     The following table presents selected financial data for Digital Lava. The historical selected financial data as of December 31, 1998 and for the years ended December 31, 1997 and 1998 are derived from and should be read in conjunction with the audited financial statements of Digital Lava included elsewhere in the prospectus. The historical selected financial data of Digital Lava as of December 31, 1997 is derived from audited financial statements of Digital Lava not included in this prospectus. The historical selected financial data as of June 30, 1999 and for six months ended June 30, 1998 and 1999 are derived from and should be read in conjunction with the unaudited financial statements of Digital Lava included elsewhere in the prospectus. In the opinion of management, the unaudited financial statements include all material adjustments, consisting of only normal, recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the period. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes appearing elsewhere in the prospectus.

       For information concerning the computation of net loss per share, see notes 2 and 13 of notes to financial statements.

                                                                         Year Ended                         Six Months Ended
                                                            ------------------------------------    --------------------------------
                                                            December 31, 1997  December 31, 1998    June 30, 1998      June 30, 1999
                                                            -----------------  -----------------    -------------      -------------
Statement of Operations Data:
Revenues:
       Software licenses ...............................       $   273,989        $ 1,057,794        $   264,185        $   232,024
       Consulting and services .........................           290,583            405,824            127,712            140,274
                                                               -----------        -----------        -----------        -----------
              Total revenues ...........................           564,572          1,463,618            391,897            372,298
                                                               -----------        -----------        -----------        -----------
Cost of revenues:
       Software licenses ...............................             1,968             13,168              7,558              2,249
       Consulting and services .........................           121,008            275,610             84,309             52,078
                                                               -----------        -----------        -----------        -----------
              Total cost of revenues ...................           122,976            288,778             91,867             54,327
                                                               -----------        -----------        -----------        -----------
Gross profit ...........................................           441,596          1,174,840            300,030            317,971
                                                               -----------        -----------        -----------        -----------
Operating costs and expenses:
       Selling, general and administrative .............         3,316,961          3,103,418          2,003,058          2,382,219
       Research and development ........................           445,162            442,718            267,514            355,567
                                                               -----------        -----------        -----------        -----------
              Total operating costs and
                 Expenses ..............................         3,762,123          3,546,136          2,270,572          2,737,786
                                                               -----------        -----------        -----------        -----------
Loss from operations ...................................        (3,320,527)        (2,371,296)        (1,970,542)        (2,419,815)
          Interest expense .............................           924,842          1,359,245            809,465             26,949
                                                               -----------        -----------        -----------        -----------
Loss before extraordinary item .........................        (4,245,369)        (3,730,541)        (2,780,007)        (2,446,764)
Extraordinary loss on extinguishment of debt ...........                --                 --                 --         (3,672,656)
                                                               -----------        -----------        -----------        -----------
Net loss ...............................................       $(4,245,369)       $(3,730,541)       $(2,780,007)       $(6,119,420)
                                                               ===========        ===========        ===========        ===========
Net loss available to common stockholders ..............       $(4,245,369)       $(3,730,541)       $(2,780,007)       $(6,779,433)
                                                               ===========        ===========        ===========        ===========
Basic and diluted loss per share .......................       $    (31.14)       $    (25.22)       $    (21.14)       $     (2.08)
                                                               ===========        ===========        ===========        ===========
Weighted average common shares used in
    basic and diluted loss per share ...................           136,353            147,933            131,524          3,263,223
                                                               ===========        ===========        ===========        ===========


                                                                                                                     June 30,
                                                                                                                       1999
                                                               December 31, 1997        December 31, 1998             Actual
                                                               ------------------       ------------------        -------------
Balance Sheet Data:
Cash and cash equivalents ...................................     $   173,262              $    30,893             $   639,430
Working capital (deficit) ...................................      (3,713,347)              (6,157,132)              8,656,979
Total assets ................................................         525,678                1,216,925               9,559,672
Total liabilities ...........................................       4,142,923                7,297,445                 286,364
Total stockholders' equity (deficit) ........................      (3,617,245)              (6,080,520)              9,273,308

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

     The following discussion and analysis of the financial condition and results of operations of Digital Lava should be read in conjunction with Digital Lava's financial statements and the notes to the financial statements and the other financial information included elsewhere in this prospectus. In addition to historical information, this Management's Discussion and Analysis of Financial Condition and Results of Operations and other parts of this prospectus contain forward-looking information that involve risks and uncertainties. Digital Lava's actual results could differ materially from those anticipated by forward-looking information as a result of certain factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

     Digital Lava Inc. originally operated as LAVA, L.L.C., a New Jersey limited liability company that was formed in July 1995. In November 1996, LAVA, L.L.C. merged into Digital Lava Inc., a Delaware corporation. As part of such merger, the ownership interests in LAVA, L.L.C. were exchanged for shares of Series A, Series B, Series B-1 and Series C convertible preferred stock of Digital Lava Inc.

     Digital Lava has invested significant resources in sales, marketing, development and other operating activities. Digital Lava believes that its success depends largely on building superior technology and quality into its products, extending its technological lead on the competition and developing brand recognition early in a product's life cycle. Accordingly, Digital Lava expects to continue spending heavily on these activities in the near future. Despite these heavy investments in marketing and product development, the historical growth in software license fees may not be sustainable in the future. In light of Digital Lava's limited operating history and rapid improvements in technology and marketing of its products, Digital Lava believes that period-to-period comparisons of its revenues and operating results, including its gross profit and operating expenses as a percentage of total net revenues, are not necessarily meaningful and should not be relied upon as indications of future performance.

     Digital Lava has incurred significant net losses and negative cash flows from operations since inception, and as of June 30, 1999, had an accumulated deficit of $16,818,259. Digital Lava intends to continue to invest heavily in technology and infrastructure development, and marketing and promotion. As a result, Digital Lava believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which these losses will be incurred may increase from current levels. There can be no assurance that Digital Lava will be able to achieve or sustain revenue growth, profitability, or positive cash flow on either a quarterly or annual basis.

Results of Operations

Comparison of the Six Months Ended June 30, 1999 to the Six Months Ended June 30, 1998

     Revenues

     For the six months ended June 30, 1999, revenues decreased to $372,298 from $391,897 for the six months ended June 30, 1998. The decrease of $19,599 or 5.0% was due to a decrease in software license sales. Software license revenues accounted for approximately 62.3% and 67.4% of revenues for the six months ended June 30, 1999 and 1998, respectively. Consulting and services revenues accounted for approximately 37.7% and 32.6% of revenues for the six months ended June 30, 1999 and 1998, respectively. Digital Lava's largest customer accounted for 23.9% and 50.5% of revenues for the six months ended June 30, 1999 and 1998, respectively. Digital Lava anticipates that services revenue will account for an increasing share of revenues for the foreseeable future.

     Cost of Revenues

     Cost of revenues consists primarily of the cost of materials, freight and applicable labor incurred for the delivery of the product or service. Costs of revenues decreased to $54,327, or 14.6% of revenues, for the six months ended June 30, 1999 from $91,867, or 23.4% of revenues, for the same period in 1998. This decrease was primarily due to decreased costs associated with consulting and services revenue during the six month period. Digital Lava expects its cost of revenue to increase in dollar amount while declining as a percentage of revenue as Digital Lava expands its customer base.

     Operating Costs and Expenses

     Selling, General and Administrative Expense. Selling, general and administrative expenses consist primarily of salaries, taxes and benefits and related costs for general corporate functions, including executive management, finance, accounting, facilities, legal, fees for professional services and depreciation and amortization. Selling, general and administrative expenses increased to $2,382,219 for the six months ended June 30, 1999 from $2,003,058 for the same period in 1998. The increase was primarily due to increased spending on additional personnel, sales and marketing required to build an infrastructure to support Digital Lava's products and anticipated growth. Digital Lava expects that selling, general and administrative expenses will increase in absolute dollars as Digital Lava continues to hire personnel and incurs expense related to the further growth of the business and its operation as a public company.

     Research and Development Expenses. Research and development expenses consist of expenditures related to technology and software development expenses. Research and development expenses increased to $355,567, or 95.5% of revenues, for the six months ended June 30, 1999 from $267,514, or 68.3% of revenues, for the same period in 1998. The increase was primarily due to the increased personnel hired during the first six months of 1999. Digital Lava believes that significant investments in technology and content development are required to maintain a technological lead and remain competitive and, therefore, expects that its research and development expenses will increase in absolute dollars for the foreseeable future; however, research and development expenses are presently anticipated to decline as a percentage of revenues.

     Interest Expense. Interest income includes income earned from the short term investments of cash balances and interest expense includes interest expense related to Digital Lava's financing obligations and the amortization of debt discount in 1998. Interest expense decreased to $26,949 for the six month period ended June 30, 1999 from $809,465 in the first six months of 1998. The decrease was primarily due to the retirement of notes payable in the first quarter of 1999 in conjunction with the completion of the initial public offering and the investment of cash in short term marketable securities. Interest expense for the six months ended June 30, 1998 included amortization of debt discount of $293,785.

     Loss from Operations. For the six months ended June 30, 1999, Digital Lava's loss from operations totaled $2,419,815 as compared to $1,970,542 for the same period ended June 30, 1998.

     Extraordinary Item. In the quarter ended March 31, 1999, the Company recorded an extraordinary charge of $3,672,656 associated with the extinguishment of debt.

Comparison of Year Ended December 31, 1998 to Year Ended December 31, 1997

     Revenues

Revenues increased to $1,463,618 for the year ended December 31, 1998 from $564,572 for the year ended December 31, 1997. The increase of $899,046 or 159.2% was primarily due to an increase in sales of Video Visor products to new customers. Software license revenues accounted for approximately 72.3% and

48.5% of revenues for the year ended December 31, 1998 and 1997, respectively. Consulting and services revenues accounted for approximately 27.7% and 51.5% of revenues for the year ended December 31, 1998 and 1997, respectively. Digital Lava anticipates that services revenue will continue to account for a larger share of revenues for the foreseeable future.

     Cost of Revenues

Cost of revenues consist primarily of the cost of materials, freight and applicable labor incurred for the delivery of the product or service. Costs of revenues increased to $288,778, or 19.7% of revenues, for year ended December 31, 1998 from $122,976, or 21.8% of revenues, for the year ended December 31, 1997. This increase was primarily due to the increase in revenue in 1998. Digital Lava expects its cost of revenue to continue to increase in dollar amount while declining as a percentage of revenue as Digital Lava expands its customer base.

     Operating Costs and Expenses

     Selling, General and Administrative Expense. Selling, general and administrative expenses consist primarily of salaries, taxes and benefits and related costs for general corporate functions, including executive management, finance, accounting, facilities, legal, fees for professional services and depreciation and amortization. Selling, general and administrative expenses decreased to $3,103,418 for the year ended December 31, 1998, from $3,316,961 for the year ended December 31, 1997. The decrease was primarily due to reductions in the use of consultants in 1998 versus 1997 while increasing public relations efforts, trade shows, additional personnel and professional fees required to build an infrastructure to support Digital Lava's products and anticipated growth. In addition, selling, general and administrative expenses for the year ended December 31, 1998 and December 31, 1997 included non-cash compensation expenses of $559,101 and $886,589, respectively, which represent the granting of stock options and warrants to non-employees in exchange for services rendered to Digital Lava. Digital Lava expects that selling, general and administrative expenses will increase in absolute dollars as Digital Lava continues to hire personnel and incurs expense related to the further growth of the business and its operation as a public company.

     Research and Development Expenses. Research and development expenses consist of expenditures related to technology and software development expenses. Research and development expenses decreased to $442,718, or 30.2% of revenues, for the year ended December 31, 1998 from $445,162, or 78.9% of revenues, for the year ended December 31, 1997. The dollar decrease was primarily due to the reduced usage of outside contractors. Research and development expenses decreased as a percentage of revenue because of the growth level in revenues relative to the growth in the cost structure for research and development. Digital Lava believes that significant investments in technology and content development are required to maintain a technological lead and remain competitive and, therefore, expects that its research and development expenses will continue to increase in absolute dollars for the foreseeable future; however, research and development expenses are presently anticipated to decline as a percentage of revenues.

     Interest Expense. Interest expense includes interest expense related to Digital Lava's financing obligations and the amortization of debt discount. Interest expense increased to $1,359,245 for the year ended December 31, 1998 from $924,842 for the year ended December 31, 1997. The increase was primarily due to the amount of notes payable issued by Digital Lava in the year ended December 31, 1998 and additional interest incurred in exchange for forbearance of defaults on notes payable. Interest expense for the year ended December 31, 1998 and December 31, 1997 included amortization of debt discount and issuance costs related to warrants issued in connection with notes payable of $602,509 and $716,433, respectively.

Net Loss. For the year ended December 31, 1998, Digital Lava's net loss totaled $3,730,541 as compared to $4,245,369 for the year ended December 31, 1997.

     Net Operating Loss Carryforwards. At December 31, 1998, Digital Lava had available net operating loss carryforwards of approximately $8,062,000 to offset future taxable income for federal and state tax purposes. The utilization of the loss carryforwards to reduce future income taxes will depend upon Digital Lava's ability to generate sufficient taxable income prior to the expiration of the net operating loss carryforwards. The federal and state carryforwards expire beginning in the years 2011 and 2005, respectively. However, the Internal Revenue Code of 1986 limits the maximum annual use of net operating loss and tax credit carryforwards in certain situations where changes occur in the stock ownership of a corporation. As a result of the Company's February 1999 initial public offering, a change in ownership occurred which will substantially restrict Digital Lava's use of the net operating loss carryforwards for federal and state income tax purposes.

Liquidity and Capital Resources

     On February 22, 1999, Digital Lava completed an initial public offering of 1,200,000 units, each unit consisting of two shares of common stock and one redeemable warrant, and received aggregate proceeds of $18,120,000 and net proceeds of $14,596,469. Digital Lava used approximately $4,489,000 of the proceeds to repay bridge notes. On March 30, 1999 Digital Lava completed the exercise by its underwriter of the over allotment option of 113,312 units and received aggregate proceeds of $1,711,011 and net proceeds of $1,513,545. During the period from completion of the Offering through June 30, 1999, Digital Lava has used approximately 1) $4,489,000 of the proceeds to repay bridge notes; 2) $356,000 for product development expenses; 3) $785,000 for sales and marketing expenses; 4) $278,000 for facilities and other capital expenditures; and 4) $1,685,000 for working capital and general corporate purposes.

     Net cash used in operating activities decreased to $849,884 for the year ended December 31, 1998 from $2,195,803 for the year ended December 31, 1997 resulting primarily from decreasing net losses and increases in accrued interest and accrued expenses. Net cash used in operating activities was $4,016,875 for the six months ended June 30, 1999 as compared to $1,155,083 for the six months ended June 30, 1998 resulting primarily from the net loss and payment of accrued expenses partially offset by the non-cash extraordinary loss.

     Cash flows used in investing activities increased to $912,485 for the year ended December 31, 1998 from $55,620 for December 31, 1997 resulting primarily from the cost incurred in connection with the completion of the company's IPO in February 1999. Cash flows used in investing activities was $8,449,617 for the six months ended June 30, 1999 as compared to $23,992 for the six months ended June 30, 1998 resulting primarily from the purchase of short term securities.

     Net cash provided by financing activities decreased to $1,620,000 for 1998 from $2,419,500 for 1997. The decrease was due to the reduction in the issuance of notes payable. Net cash provided by financing activities was $13,075,029 for the six months ended June 30, 1999 as compared to $1,050,000 for the six months ended June 30, 1998. The increase was due to net proceeds received due to the completion of the company's initial public offering and the underwriter's exercise of their over-allotment option offset by repayment of notes payable.

     Digital Lava's capital requirements depend on numerous factors, including market acceptance of Digital Lava's products and services, the amount of resources Digital Lava devotes to investments in its products, the resources Digital Lava devotes to marketing and selling its services and its brand promotions and other factors. Digital Lava has experienced a substantial increase in its capital expenditures since its inception consistent with the growth in Digital Lava's operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, Digital Lava will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions.

     Digital Lava currently anticipates that current cash balances, short-term investments and cash provided by operations will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the next 12 months. Digital Lava anticipates it will be required to seek additional funding either through additional public or private sales of its securities or through debt financing. Such options are currently under consideration.

Recently Issued Accounting Standards

     In December 1998, the Accounting Standards Executive Committee released Statement of Position ("SOP") No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." This SOP amends SOP 97-2 to provide a limited exception to the full deferral of revenue that the provisions of SOP 97-2 may require. Specifically, for software in which the entity has a contracted price for the entire arrangement and vendor-specific objective evidence ("VSOE") of the fair value of each undelivered element exists, revenue for the delivered element(s) may be recognized based on the difference between the contract price and the VSOE of the fair value of the undelivered element(s), provided that all other revenue-recognition criteria of SOP 97-2 are met and the total fair value of the undelivered element(s) is less than or equal to the price for the entire software arrangement. The provisions of SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. The Company does not believe that adoption of SOP 98-9 will have a material impact on the Company's financial position or results of operations.

Year 2000 Risk

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. As a result, software that records only the last two digits of the calendar year may not be able to distinguish whether "00" means 1900 or 2000. This may result in software failures or the creation of erroneous results. We believe that our products and internal systems are currently year 2000 compliant. We have confirmed our year 2000 compliance by obtaining representations by third party vendors of their products' year 2000 compliance, as well as specific testing of our products. We have not incurred significant costs to date complying with year 2000 requirements and we do not believe that we will incur significant costs for these purposes in the foreseeable future. However, should products or systems maintained by third parties or our products and systems fail to be year 2000 compliant, despite the representations of third parties and the testing of our products, we could incur significant expenses to remedy any problems and our business could be seriously damaged.

                                    BUSINESS

Overview

     Digital Lava Inc. originally operated as LAVA, L.L.C., a New Jersey limited liability company that was formed in July 1995. In November 1996, LAVA, L.L.C. merged into Digital Lava Inc., a Delaware corporation. As part of such merger, the ownership interests in LAVA, L.L.C. were exchanged for shares of Series A, Series B, Series B-1 and Series C convertible preferred stock of Digital Lava Inc.

     Digital Lava is a provider of rich mixed media software products and services for use in corporate training, communications and sales and marketing applications. Each of these markets represent multibillion expenditures each year by Fortune 1000 companies. The company is positioned within the developing streaming media industry.

     Rich media is defined as streaming video and streaming audio technology. Streaming technology allows an Internet or intranet user to access information in a file before the file is completely downloaded. As a result, large files containing audio and video can be heard or seen almost immediately even with slower connections. By combining streaming audio and video with traditional media assets of slides, graphics, text animation and web links, Digital Lava has created the next generation category of rich mixed media that can be delivered via robust compact discs or the Internet.

     Digital Lava's current product line includes VideoVisor Professional (vvPro), VideoVisorWeb(vvWeb) and vPublisher. VideoVisorProfessional and VideoVisorWeb are proprietary viewers that allow the user to access the content published in the unique Digital Lava format. vPublisher is a proprietary authoring software tool that allows the integration of text, data, voice, video and web links into an interactive desktop application, known as a VideoCapsule. VideoCapsule files are accessed by either the vvPro software viewer on compact discs and private Intranets or via the vvWeb software viewer on the internet. vvPro and vvWeb allow the user to individually manage, manipulate and navigate the VideoCapsule information. This allows the user to experience a fully integrated and interactive experience on their computer screen both at home and in the office.

     Digital Lava believes this new technology represents a significant new market opportunity to shift activity and revenue from classic methods of communicating product information, financial results, training content and general information to a more interactive and effective software application. By utilizing the development of streaming technology and the growth of the Internet, Digital Lava sees corporations across all business sectors increasing the effectiveness of their sales and marketing efforts, enhancing corporate communications and delivering effective financial reporting while eliminating the high cost of travel and executive down time.

     Digital Lava generates revenues by providing publishing services and software license sales of the vvPro viewer. There is an associated revenue stream provided to Digital Lava by reselling the access to a video web hosting service provider.

     Digital Lava's customers include large corporations and business enterprises, such as:

Lotus Development Corporation
Primedia
Ardent Software, Inc.
Dell Computers
Cisco
Zurich American Insurance

Shell Chemical
ASI Entertainment
Vantive Software

Industry Background

     Digital Lava believes the demand for its software applications in the corporate training, communications and distance learning markets will be fueled by trends and technologies that enable computer-based and Internet-based video training and communications to be used increasingly as substitutes for videotapes, instructor-led training, live meetings and other traditional forms of communications and training. These trends and technologies include:

o the growth of multimedia-capable computers and sophisticated computer networks;

o    advances in personal computer processing power;

o    high speed communications capabilities;

o the emergence of the Internet and corporate intranets for a wide variety of business applications; and

o    the continued growth of streaming media applications.

     Streaming technology enables the transmission and playback of continuous "streams" of multimedia content, such as audio and video, over a computer network. The introduction of streaming media technology from companies such as RealNetworks, Microsoft and Apple Computer are now providing software developers the opportunity to efficiently deliver significant media content and applications over the Internet and private intranets. On the Internet, many businesses and content providers now offer audio, video and other multimedia information. RealNetworks estimates that more than 145,000 hours per week of live audio and video content are broadcast over the Internet using its streaming technology, with a substantially greater amount of recorded media already stored and available on the Internet.

     Digital Lava believes that the use of streaming media by businesses and other users is growing. Lotus Development Corporation, makers of Lotus Notes, the market leader in collaborative software, recently announced its plan to integrate RealNetworks' RealPlayer with Lotus Notes client software, enabling 25 million Lotus Notes users worldwide to view and hear streaming media content at their desktops. Additionally, Netscape Communications Corporation recently announced that it plans to distribute RealNetworks' RealPlayer software as an integral part of its Netscape Communicator browser software, providing Netscape users with access to streaming media content without separately having to download the RealPlayer software.

     The overall market for business and training software is expected to grow over the next several years. According to International Data Corporation, a leading information technology consulting company, the worldwide business software applications market is expected to double over the next five years, with license revenues from business software applications growing from $50 billion in 1997 to over $100 billion in 2002.

     In the United States, corporations are making substantial investments to train their employees. Video, in the form of videotapes, is already widely used within corporations to record and distribute training and communications content. A 1997 U.S. corporate training study conducted by Training Magazine found that 74 percent of the respondents were using videotapes for training. The same survey also found that U.S. companies budgeted an estimated $58.6 billion for employer-provided training in 1997. Digital Lava believes that training on new information technologies within corporations is growing rapidly worldwide. According to a recent study published by International Data Corporation's Information Technologies, Training and Education Services research program, the information technologies' training and education market is expected to surpass $28.3 billion by 2002.

     Although there can be no assurance that the increased use of videotapes in training will result in sales of its products, Digital Lava believes that its technology can take advantage of the growing demand for business, video training, communications and distance learning applications. Digital Lava's software and services provide a rapid, flexible, and low-cost alternative to videotapes, instructor-led training, live meetings, and other traditional forms of communications and training.

Digital Lava's Solution

     Today, most streaming video applications provide the user with a passive experience, similar to watching videotape. The ability to search within the video stream for the location of desired information is limited to estimation. This estimation may require several attempts before the correct information is found. When viewing a Digital Lava VideoCapsule, the user will see a video track, hear an audio track, view supporting slides and other graphics all at the same time on their computer screen. Additionally, the user can watch the video content in either a linear format or individually choose sections of the presentation via a table of contents or a search engine. This allows the user to have complete control of the content, order and frequency of the presentation.

     By deploying the Digital Lava solution, users can instantly and seamlessly navigate through the video, text and graphics to find and view the information that will answer the question at hand. The time that was previously spent searching is now applied to the learning process. Digital Lava believes this personalized experience will increase the effectiveness of the end user to understand and utilize the information that is presented.

     As the average employee struggles to maintain contact with their work through e-mail, pagers, cellular systems and hand held devices, they are facing ever increasing demands on their available time. Users of the Digital Lava solution can access the information when they want it, how they want it and as often as they want it. This can improve the ability for a company to get its critical message across to their employee or customer.

     Clients provide Digital Lava with all the content. Once the media assets are in place, Digital Lava will publish the content using the vPublisher tool into a VideoCapsule and then provide the customer the option to deploy either on the Internet utilizing the vvWeb software or via compact discs with the vvPro software.

     Digital Lava software products support the current defacto streaming standards provided by Microsoft Windows Media Technology and Real Networks. The implementation of a standards-based technology allows clients complete flexibility in their choice of video hosting servers and architecture. Digital Lava's solution maximizes a corporation's previous technological decision without an additional hardware investment.

     Digital Lava products have won multiple awards, including Desktop Video Communications' "Best New Streaming Product" and "Networked Multimedia People's Choice Award," the "NewMedia Invision 98 Award," and we are a four-time winner of MultimediaCom's "Best Streaming Product Award."

Strategy

     Digital Lava's objective is to be the leading provider of interactive and on demand streaming content through the Internet and corporate Intranets. To achieve this objective, Digital Lava's strategy includes the following key elements:

     Publishing Services Business Model. Digital Lava will provide all the publishing services associated with the creation of interactive on demand content. By eliminating the need for customers to purchase hardware and software as well as the requirement of highly trained headcount, Digital Lava will offer a one stop publishing service to potential customers. This will allow all sales and marketing efforts to focus on establishing the benefits to utilizing a streaming technology solution rather than the more traditional and expensive methods. This also controls the quality of the produced content to insure a repeatable customer experience. Digital Lava believes that as the market matures there may be a need to shift the business model to a higher mix of software sales to publishing revenue.

     Vertical Market Focus. The Digital Lava solution can be utilized in virtually any corporate application across nearly all industry market segments. This represents a long-term opportunity for the company to continue to expand its customer base. In the near term, Digital Lava believes that the vertical markets in the high technology, financial and healthcare industries provide the most immediate revenue opportunities. Within these markets, Digital Lava will focus on applications within the training, corporate communications and sales and marketing departments.

     Build Sales and Marketing Efforts. Digital Lava intends to generate revenue growth through the deployment of a direct sales force and selected resellers. The direct sales force will be comprised of both geographic as well as vertical market specific territories. This will allow for the greatest sales coverage and expansion capabilities. Strategic resellers will be contracted within specific vertical markets in order to take advantage of previously established relationships and contacts.

     Strategic Partner Relationships. As advances in technology continue, it will be important for Digital Lava to have strong relationships with various companies throughout the technology chain. These strategic partners will provide Digital Lava with access to software and business development assets outside of the company.

     Product Development. There will be a continued emphasis on the improvement of current product offerings as well as the development of new and derivative applications. Digital Lava believes that it will need to have solutions for both the high end custom requirement as well as the low end desktop application.

     Business Development. Through partnerships and relationships, Digital Lava will explore opportunities associated with, but not limited to, emerging market opportunities in digital set-tops and broadband delivery systems.

Products and Services

     Digital Lava's current product line includes VideoVisor Professional (vvPro), VideoVisorWeb(vvWeb) and vPublisher.

     vPublisher. The vPublisher software assists in compiling digital video and other information from diverse sources, organizes its content, creates links to other important data, and then rapidly publishes the information in a VideoCapsule file. VideoCapsules may be distributed on compact discs and digital video discs and streamed over intranets and the Internet using technology provided by RealNetworks, Silicon Graphics, InfoValue computing, Starlight Networks and Microsoft.

     Digital Lava does not currently make its proprietary vPublisher available to the general marketplace. vPublisher provides Digital Lava with several key benefits. First, the system simplifies the publishing process and does not require personnel to be proficient in the use of programming, scripting or authoring language. Second, vPublisher allows Digital Lava to rapidly create powerful interactive content. Depending on the complexity and length of the content, a VideoCapsule can be completed in less than 24 hours providing a very quick turnaround time for clients. Third, due to the proprietary software, Digital Lava is able to produce VideoCapsules at a very low cost relative to other computer based editing tools.

     VideoVisorProfessional(vvPro). vvPro is a computer software application that allows access to VideoCapsule information on compact disc or through a corporate Intranet. With vvPro loaded on the desktop, the user can individually manipulate and navigate through all the content with the click of a mouse.

The vvPro application provides the most robust experience including full screen video, subtitles in multiple languages, reorganize video content, software demonstrations, access notes, and extensive search and bookmark capabilities. vvPro is licensed either as one time full desktop application or on a per CD basis. The user needs to have the Windows Media Player or the Real Networks G2 player on the desktop in order to install the vvPro software.

     VideoVisorWeb(vvWeb). vvWeb is an Internet application that allows access to VideoCapsule information over the Internet. vvWeb content is hosted on video server provided by either Microsoft or Real Networks. vvWeb utilizes browser navigation from Microsoft or Netscape. The user experience is similar to vvPro except for certain limitations on video screen size, notes and subtitling as result of bandwidth considerations of the Internet. The video screen size is scaled larger when the client has higher bandwidth access.

     Consulting and Custom Services. Digital Lava provides a range of consulting and programming services that principally relate to the creation and maintenance of video content and applications based on Digital Lava's technology.

     Customer Service and Support. Digital Lava currently makes available customer support, a technical hotline and defect correction to all clients. Digital Lava uses customer feedback as a source of ideas for product enhancement and development.

Strategic Relationships

     Microsoft. Digital Lava is a NetShow independent software vendor. NetShow is Microsoft's proprietary software to view streaming media over the Internet and Intranets. Digital Lava also licenses Microsoft's Internet Explorer Administration Kit under a royalty free license and distribution agreement. This agreement permits Digital Lava to customize Microsoft's Internet Explore web browser for integration into vvProfessional and vvWeb software. The integrated products allow end-users to view streamed video content that is linked with other Web browser content.

     RealNetworks. Digital Lava has entered into a consulting and development agreement with RealNetworks,Inc. under which RealNetworks has developed custom software to allow Digital Lava to integrate RealNetworks RealPlayer software with vvPro and vvWeb.

     INTERVU. Digital Lava has entered into a co-marketing agreement to promote and sell a fully integrated solution for vvWeb content hosted on the INTERVU network. The LAVA Hosting Services provides for an end to end solution that is marketed by both Digital Lava and INTERVU. Digital Lava is licensed to resell INTERVU hosting services and content management services. INTERVU is licensed to sell Digital Lava's vvWeb application and publishing services.

Competition

     The market for software and services for the Internet and intranets is relatively new, constantly evolving and intensely competitive. Digital Lava expects that competition will intensify in the future. Digital Lava's principal competitors include:

o    Eloquent, Inc.;

o    Veon, Inc.;

o    Vsoft, Inc.;

o    VStream, Inc.;

o    LiveNote, Inc.;

o    Adobe Systems, Inc.; and

o    Visionary Information Systems, Inc.

     Digital Lava also competes or may compete with computer-based training software companies including Macromedia, Inc., Asymetrix Corporation, and Allen Communications, Inc. Digital Lava also competes or may compete with more general purpose audio and video streaming software companies including:

o    Microsoft;

o    RealNetworks;

o    VDOnet Corporation;

o    Xing Technology Corporation;

o    Cubic VideoComm, Inc.;

o    Motorola, Inc.;

o    Vosaic LLC; and

o    Oracle Corporation.

     Digital Lava's vPrism and VideoVisor software also competes indirectly with delivery systems for multimedia content other than audio and video, such as Flash by Macromedia and Enliven by Narrative Communications Corp. Many of Digital Lava's competitors have longer operating histories, greater name recognition and significantly greater financial, technical and marketing resources than Digital Lava. As a result, these competitors may be able to develop products comparable or superior to Digital Lava's or adapt more quickly to new technologies or evolving customer requirements.

     Competitive factors in this market include:

o    the quality and reliability of software;

o    features for creating, editing and publishing video;

o    ease of use and interactive user features;

o    cost per user; and

o compatibility with the user's existing network components and software systems.

     To expand its user base and further enhance the user experience, Digital Lava must continue to innovate and improve the performance of its software. Digital Lava is committed to the continued market penetration of its brand, products and services. Digital Lava may, as a strategic response to changes in the competitive environment, implement pricing, licensing, service or marketing changes designed to extend its current brand and technology franchise. For example, Digital Lava may elect to reduce the price for select versions of its software or even make select versions available for download free of charge. Continued price concessions or the emergence of other pricing or distribution strategies by competitors may have a material adverse effect on Digital Lava's business, financial condition and results of operations.

Intellectual Property

     Digital Lava's success depends in part on its ability to protect its proprietary software and other intellectual property. To protect its proprietary rights, Digital Lava relies generally on patent, copyright, trademark and trade secret laws, confidentiality agreements with employees and third parties, and license agreements with consultants, vendors and customers, although Digital Lava has not signed an agreement in every case. Despite these protections, a third party could copy or otherwise obtain and use Digital Lava's products or technology, or develop similar technology independently.

        Digital Lava currently has one patent pending in the U.S. relating to its product architecture and technology. The pending patent application may not be granted, or, if granted, may not provide any competitive advantage to Digital Lava. Many of Digital Lava's current and potential competitors dedicate substantially greater resources to protection and enforcement of intellectual property rights, especially patents. If a patent has issued or issues in the future which covers Digital Lava's products, Digital Lava would need to either obtain a license or design around the patent. Digital Lava may not be able to obtain a license on acceptable terms, if at all, nor design around the patent.

     Digital Lava attempts to avoid infringing known proprietary rights of third parties in its product development efforts. However, Digital Lava has not conducted and does not conduct comprehensive patent or trademark searches to determine whether it infringes patents or other proprietary rights held by third parties. In addition, it is difficult to proceed with certainty in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies.

     If Digital Lava discovered that its products violated third-party proprietary rights, there can be no assurance that it would be able to obtain licenses to continue offering its products without substantial reengineering or that reengineering would be successful, that a license would be available on commercially reasonable terms, if at all, or that litigation could be avoided or settled without substantial expense and damage awards. Any claims against Digital Lava relating to the infringement of third-party proprietary rights, even if not meritorious, could result in the expenditure of significant financial and managerial resources and in injunctions preventing Digital Lava from distributing certain products.

     To license many of its products, Digital Lava relies in part on "shrinkwrap" and "clickwrap" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. As with other software products, Digital Lava's products are susceptible to unauthorized copying and uses that may go undetected, and policing unauthorized use is difficult. In general, Digital Lava's efforts to protect its intellectual property rights may not be effective to prevent misappropriation of its technology, or to prevent the development and design by others of products or technologies similar to or competitive with those developed by Digital Lava. Digital Lava's failure or inability to protect its proprietary rights could materially adversely affect Digital Lava's business, financial condition and results of operations.

     Digital Lava also relies on certain technology that it licenses from third parties, including software that is integrated with internally developed software and used in Digital Lava's products, to perform key functions. In the future, third-party technology licenses may not be available to Digital Lava on commercially reasonable terms. The loss of any of these technologies could have a material adverse effect on Digital Lava's business, financial condition and results of operations.

Employees

     Digital Lava currently has 35 full-time employees, including twelve in product development, nine in customer service, nine in sales and marketing and five in finance and administration. Employees are based at varying locations nationwide while Digital Lava's executive offices are in Marina del Rey, California.

     Digital Lava has entered into an employment agreement with Robert Greene, our Chief Executive Officer, which expires in July of 2002, and Joshua Sharfman, our President, which expires in February of 2001. Mr. Greene receives an annual base salary of $300,000, and Mr. Sharfman receives an annual base salary of $230,000. Digital Lava intends to hire additional employees in product development, sales and marketing. None of Digital Lava's employees is subject to a collective bargaining agreement, and Digital Lava believes that its relations with its employees are good.

Facilities

     Digital Lava's executive offices are located in Marina del Rey, California in an office building in which Digital Lava leases an aggregate of 24,698 square feet at a current monthly rental of $33,657.37. The lease agreement is non-cancelable and terminates on August 30, 2005. Digital Lava currently has no option to extend the lease agreement past the origintal term. Digital Lava does not own any real estate.


Legal Proceedings

     Digital Lava is not currently subject to any material legal proceedings. Digital Lava may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

                                   MANAGEMENT

Directors and Officers

     Set forth below are the directors and officers of Digital Lava:

 Name                          Age     Position
 ----                          ---     --------

Robert Greene .............     42     Chief Executive Officer and Director
Dr. James W. Stigler ......     44     Chairman of the Board
Joshua D.J. Sharfman ......     41     President
Roger Berman ..............     44     Director
John Carrington ...........     55     Director
Danny Gampe ...............     45     Chief Financial Officer
Michael Goodell ...........     43     Vice President of Consulting and Services

     Robert Greene has served as Chief Executive Officer and a director of Digital Lava since June 1999. From 1995 to June 1999, Mr. Greene served as Senior Vice President of The Lightspan Partnership Inc., an interactive educational software vendor. From 1982 to 1995, Mr. Greene served as Senior Vice President and Zone General Manager of Showtime Networks, Inc., a cable television network. Mr. Greene holds a B.A. degree from the University of Virginia, a Certificate of Marketing Management and a Speakeasy Senior Executive Certificate from the University of Denver.

     Dr. James W. Stigler has served as Chairman of the Board for Digital Lava since its inception in July 1995. He is currently a part-time employee of Digital Lava. Dr. Stigler is a professor, author and researcher in the fields of education, psychology and video research. Since 1991, Dr. Stigler has served as a Professor at the University of California, Los Angeles. From 1983 to 1991, Dr. Stigler served as an Associate Professor at the University of Chicago. Dr. Stigler holds an A.B. degree from Brown University, a Masters degree from the University of Pennsylvania and a Ph.D. from the University of Michigan. Dr. Stigler is the brother of Thomas Stigler.

     Joshua D.J. Sharfman has served as President of Digital Lava since February 1999. From May 1996 to June 1999, Mr. Sharfman served as Chief Executive Officer and a director of Digital Lava. From 1994 to 1996, Mr. Sharfman served as Vice President of Research and Development at ParcPlace-Digitalk, Inc., a cross-platform object-oriented software firm. From 1993 to 1994, he operated his own software development consulting firm. From 1984 to 1993, Mr. Sharfman served as Executive Vice President of Research and Development at Dassault Systemes USA, a wholly owned subsidiary of Dassault Systemes SARL, and in a variety of marketing and development management functions at CADAM Inc., both of which are CAD/CAM software vendors. From 1981 to 1984, Mr. Sharfman served as Section Head of the Electro-Optical and Data Systems Group at Hughes Aircraft Company. Since 1980, Mr. Sharfman has also served as an Adjunct Professor of Engineering at the University of Southern California. Mr. Sharfman holds a B.S. degree from the University of California, Los Angeles and a M.S. degree from the University of Southern California.

     Roger Berman has served as a director of Digital Lava since its inception in July 1995. He is currently a part-time employee of Digital Lava. From July 1995 to December 1997, Mr. Berman was the President of Digital Lava. Prior to joining Digital Lava, Mr. Berman served as President of St. Eve International, Inc., an apparel company, from May 1992 to July 1995 and Sherne Lingerie, Inc. from January 1986 to December 1991. Mr. Berman holds a B.A degree from Hamilton College and an MBA from New York University.

     John Carrington has served as director of Digital Lava since April 1999. From 1996 to 1998, Mr. Carrington served as Chairman, President and Chief Executive Officer of Artios, Inc., a CAD/CAM software vendor. From 1991 to 1995, he served as President and Chief Executive Officer of Digitalk, a cross-platform object-oriented software firm. Prior to 1991, Mr. Carrington held several senior positions in the computer software industry, including Chairman, President and Chief Executive Officer of Cogensys Corporation and President and Chief Executive Officer of Del Mar Group. Mr. Carrington holds a B.A. degree from the University of Texas and an MBA from the Southern Methodist University.

     Danny Gampe has served as Chief Financial Officer of Digital Lava since January 1998. From 1997 to January 1998, Mr. Gampe served as Vice President of Finance and Administration for eShare Technologies, an Internet software development firm. From 1992 to 1997, Mr. Gampe served as Chief Financial Officer of Robbins Research International, a seminar development company. From 1991 to 1992, Mr. Gampe served as Manager of Financial Planning & Analysis at Wahlco Environmental Systems, Inc. Mr. Gampe holds a B.A. degree from the University of California at Long Beach and an MBA from the University of Redlands. In addition, Mr. Gampe has been a Certified Management Accountant since 1993.

     Michael Goodell has served as Vice President of Consulting and Services for Digital Lava since October 1997. From June 1979 to September 1997, Mr. Goodell held several positions at IBM Corporation, including Principal of Consulting, Manager of Industry Marketing, Marketing Manager and Senior Sales Representative. Mr. Goodell holds a B.S. and a M.S. degree from Rice University.

Directors' Compensation

     Digital Lava's directors who are not full-time employees of Digital Lava receive $1,000 for attendance at each meeting of the board of directors or any committee of the board and are reimbursed for their out-of-pocket expenses in connection with their attendance.

Committees of the Board

     The board of directors has two standing committees: the Audit Committee and the Compensation Committee. The Audit Committee reviews with Digital Lava's independent public accountants the scope and adequacy of the audit to be performed by the independent public accountants, the accounting practices, procedures and policies of Digital Lava, and all related party transactions. The Compensation Committee recommends to the board the compensation to be paid to officers and directors, administers Digital Lava's stock option plan and approves the grant of options under the stock option plan. Both committees are comprised of at least two disinterested directors.


Executive Compensation

     Summary Compensation. The following table sets forth the total compensation paid during 1998 to Digital Lava's Chief Executive Officer and the other executive officers whose 1998 compensation exceeded $100,000.

                                                                                                               Long Term
                                                                            Annual Compensation            Compensation Awards
                                                                         ------------------------      ----------------------------
                                                                                                       Securities
Name and                                                                                               Underlying       All Other
Principal Position                                                       Salary ($)      Bonus ($)     Options (#)     Compensation
------------------                                                       ----------      ---------     -----------     ------------

Joshua Sharfman ..............................................            $230,000            --            --            --
    Chief Executive Officer
Thomas Stigler ...............................................             195,000            --            --            --
    Vice President, Sales/Business Strategy
Patricia Bodner ..............................................             145,000            --            --            --
    Vice President, Worldwide Marketing
Michael Goodell ..............................................             115,000            --            --            --
    Vice President, Consulting/Services
Danny Gampe ..................................................             125,000            --            --            --
    Chief Financial Officer

     Option Grants. No options were granted in 1998 to any of the officers named in the above table.

     Option Exercises and Option Values. The following table sets forth certain information with respect to stock options held by the above-named officers on December 31, 1998. These officers did not exercise any options in 1998. The value of the options was based on the assumed initial offering price per share and the exercise price of the options at December 31, 1998. Upon completion of the offering, all of these options will vest and the exercise price will be reduced to the initial public offering price per share. Under their employment agreements, Mr. Sharfman and Mr. Stigler will each receive options to purchase 40,000 shares of common stock at the initial public offering price per share following the completion of this offering.

                                                                   Number of Shares
                                                                  of Stock Underlying                  Value of Unexercised
                                                                  Unexercised Options                  In-the-Money Options
                                                                  at December 31, 1998                 at December 31, 1998 ($)
                                                                  --------------------               ------------------------
Name                                                       Exercisable          Unexercisable       Exercisable        Unexercisable
----                                                       -----------          -------------       -----------      -------------
Joshua Sharfman .............................                    --                    --                 --                 --
Thomas Stigler ..............................                    --                    --                 --                 --
Patricia Bodner .............................                 3,830                 3,830                 --                 --
Michael Goodell .............................                 8,207                 8,207                 --                 --
Danny Gampe .................................                 1,368                 4,104                 --                 --

Employment and Consulting Agreements

     Digital Lava has entered into an employment agreement with Robert Greene, Chief Executive Officer, which expires on June 30, 2002. Under the terms of his employment agreement, Mr. Greene receives an annual base salary of $300,000 and stock options to purchase 5% of the equity of the company on a fully diluted basis as of July 1, 1999. Subject to certain conditions, these stock options will vest as follws: 40% on July 1, 2000, and 20% on each of the first, second and third anniversaries of such date. Mr. Greene is eligible to receive an annual bonus of up to $100,000 and future grants of stock options at the discretion of the board of directors. A state court may determine not to enforce, or only partially enforce, certain provisions of this agreement.

     Digital Lava has entered into an employment agreement with Joshua Sharfman, President, which expires on February 17, 2001. Under the terms of his employment agreement, Mr. Sharfman receives an annual base salary of $230,000. Mr. Sharfman is eligible to receive stock options, bonuses and a higher salary at the discretion of the board of directors.

     In addition, the agreement provides that if Mr. Sharfman is terminated without cause or required to perform a material portion of his services at a location more than 25 miles from Los Angeles, California, he will receive a severance payment equal to his annual salary. Mr. Sharfman will receive a severance payment equal to eight months' pay, or pay through the end of the term if less than eight months, if he elects to resign after the appointment of an executive officer senior in position or responsibility to him or designation of another person as the President or Chief Executive Officer of Digital Lava. A state court may determine not to enforce, or only partially enforce, certain provisions of this agreement.

     Digital Lava has entered into a consulting agreement with Roger Berman, a director. The agreement expires in February 2001. Under the agreement, Mr. Berman is to receive an annual fee of $60,000. At the closing of the Company's initial public offering in February 1999, he ceased to be an employee of Digital Lava.

     Digital Lava has entered into a consulting agreement with James Stigler, Chairman of the Board. The agreement expires in February 2001. Under the agreement, Dr. Stigler receives an annual fee of $24,000.

Indemnification of Directors and Officers and Related Matters

     The certificate of incorporation of Digital Lava provides that, to the fullest extent permitted by applicable law, Digital Lava will indemnify any person who was or is a party or is threatened to be made a party to an action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was director, officer, employee or agent of Digital Lava or serves or served any other enterprise at the request of Digital Lava.

     In addition, the certificate of incorporation provides that a director of Digital Lava shall not be personally liable to Digital Lava or its stockholders for monetary damages for breach of the director's fiduciary duty. However, the certificate does not eliminate or limit the liability of a director for any of the following reasons:

o a breach of the director's duty of loyalty to Digital Lava or its stockholders;

o acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law;

o    a transaction from which the director derived an improper personal benefit;
     or

o for unlawful payments of dividends or unlawful stock redemptions or repurchases.

     Digital Lava will purchase and maintain directors' and officers' insurance as soon as the board of directors determines practicable, in amounts which they consider appropriate, insuring the directors against any liability arising out of the director's status as a director of Digital Lava regardless of whether Digital Lava has the power to indemnify the director against the liability under applicable law.

     Digital Lava has been advised that it is the position of the Commission that insofar as provisions of the certificate of incorporation may be invoked to disclaim liability for damages arising under the Securities Act, these provisions are against public policy as expressed in the Securities Act and are, therefore, unenforceable.

1996 Incentive and Non-Qualified Stock Option Plan

     The board of directors has adopted Digital Lava's 1996 Incentive and Non-Qualified Stock Option Plan. The plan provides for the grant of incentive stock options to employees, including employee directors, and non-qualified stock options to employees, directors and consultants. A total of 1,000,000 shares of common stock have been reserved for issuance under the plan.

     As of October 15, 1999, 712,570 options were outstanding under the plan at a weighted average exercise price per share of $6.35, and 195,743 of the outstanding options were fully vested and exercisable. The plan is administered by the Compensation Committee of the board. Options granted under the plan will vest as determined by the Compensation Committee, and may accelerate and become fully vested in the event of an acquisition of Digital Lava. The exercise of options granted under the plan will be as determined by the Compensation Committee, although the exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant. The board of directors may amend or modify the plan at any time. The plan will terminate in 2006 unless terminated earlier by the board of directors.

                              CERTAIN TRANSACTIONS

     The law firm of Ehrenreich Eilenberg Krause & Zivian LLP has performed legal services for Digital Lava in connection with this prospectus and may perform legal services for Digital Lava in the future. In 1996 and 1997, Digital Lava issued to Eilenberg & Zivian, an affiliate of Ehrenreich Eilenberg Krause & Zivian LLP, warrants to purchase an aggregate of 23,212 shares of common stock at an exercise price of $6.46. Eilenberg & Zivian is also the owner of 9,334 shares of common stock which it received from Digital Lava in exchange for services in 1995. Under an agreement dated as of December 1, 1997, E&Z Investments, an affiliate of Ehrenreich Eilenberg Krause & Zivian LLP, has currently exercisable options to purchase an aggregate of 16,420 shares of common stock at an exercise price of $.91 per share from Messrs. James Stigler and Berman. E&Z Investments also has currently exercisable options to purchase an aggregate of 8,207 shares of common stock from Messrs. James Stigler, Thomas Stigler, Berman and Sharfman at an exercise price of $.91 per share.

     Digital Lava has entered into a consulting agreement with Roger Berman in which Mr. Berman has agreed to provide Digital Lava with certain financial, operational and strategic development services, including financing and credit strategies, cash management and human resources. The agreement expires on February 17, 2001, and provides for Mr. Berman to receive an annual fee of $60,000. Mr. Berman is a director of Digital Lava.

     Digital Lava has entered into a consulting agreement with James Stigler in which Dr. Stigler has agreed to provide certain consulting services to Digital Lava, including development, financial and strategic advisory services. The agreement expires on February 17, 2001, and provides for Dr. Stigler to receive an annual fee of $24,000. Dr. Stigler is the Chairman of the Board of Digital Lava.

     Each of the transactions described above was ratified by Digital Lava's entire board of directors, a majority of whom did not have an interest in the transactions. Digital Lava believes that the terms of the transactions described above were no less favorable to Digital Lava than could have been obtained from unaffiliated third parties. Digital Lava has adopted a policy that all future transactions between it and its officers, directors and affiliates must (1) be approved by a majority of those members of the board of directors that are not parties, directly or indirectly through affiliates, to the transaction and (2) be on terms no less favorable to Digital Lava than could be obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the common stock, as of October 15, 1999 by (1) each person known by Digital Lava to be the beneficial owner of more than 5% of the outstanding shares of common stock, (2) each director and executive officer of Digital Lava and (3) all executive officers and directors of Digital Lava as a group.

     Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage ownership for each listed person includes the shares of common stock underlying options or warrants held by the person and exercisable within 60 days of October 15, 1999 but excludes shares of common stock underlying options or warrants held by any other person.

     "Shares of Common Stock Beneficially Owned" includes "Shares Subject to Options Held by Others" and "Shares Issuable Upon Exercise of Options." Unless otherwise indicated, the address of each beneficial owner is 13160 Mindanao Way, Suite 350, Marina del Rey, California 90292.

                                                                         Shares of     Percentage of   Shares Subject     Shares
                                                                        Common Stock   Common Stock      to Options      Issuable
                                                                        Beneficially   Beneficially       Held by      Upon Exercise
          Name and Address of Beneficial Owner                             Owned          Owned           Others         of Options
          ------------------------------------                          ------------   ------------    --------------  -------------
Dr. James W. Stigler .............................................         254,246          5.5%          11,288           5,000
Roger Berman .....................................................         171,164          3.7%          10,262           5,000
Joshua D.J. Sharfman .............................................         123,083          2.6%           1,026          40,000
Michael Goodell ..................................................          17,610            *               --          17,610
Danny Gampe ......................................................          10,315            *               --          10,315
John Carrington ..................................................          10,000            *               --          10,000
Robert Greene ....................................................              --           --               --              --
    All executive officers and directors as a group
    (7 persons) ..................................................         586,418         12.4%          22,576          87,925

----------
*    less than 1%

                            DESCRIPTION OF SECURITIES

     The authorized capital stock of Digital Lava consists of 35,000,000 shares of common stock, $.0001 par value and 5,000,000 shares of preferred stock, $.0001 par value. As of October 15, 1999, there were 4,636,887 shares of common stock issued and outstanding, no shares of preferred stock outstanding and 2,272,575 warrants issued and outstanding.

Recapitalization

     In connection with our initial public offering in February 1999, Digital Lava amended its certificate of incorporation to effect a 1 for 9.139 reverse stock split and completed a recapitalization of its authorized, issued and outstanding capital stock and debt. Prior to the reverse split and the recapitalization, Digital Lava had outstanding: 1,201,960 shares of common stock; 809,565 shares of Series A preferred stock; 50,740 shares of Series B preferred stock; 8,500 shares of Series B-1 preferred stock; and 30,000 shares of Series C preferred stock. All of the preferred stock automatically converted to common stock.

     In connection with the recapitalization:

o an aggregate principal amount of $187,500 of promissory notes, together with accrued interest, was repaid;

o holders of an aggregate principal amount of $1,532,000 of promissory notes agreed to convert one-half of the outstanding principal of their notes, the accrued interest on the notes and warrants received in connection with the issuance of the notes into an aggregate of 456,600 shares of common stock; the remaining one-half of the principal amount of the notes was repaid;

o holders of an aggregate principal amount of $1,300,000 of promissory notes agreed to convert one-half of the outstanding principal of their notes, the accrued interest on the notes and warrants received in connection with the issuance of the notes into an aggregate of 390,000 shares of common stock; the remaining one-half of the principal amount of the notes (plus a success fee) was repaid;

o 11,030 shares of common stock and an aggregate of 8,824 shares of Series A preferred stock held by certain officers and directors and an employee of Digital Lava were canceled;

o holders of outstanding warrants to acquire 107,687 shares of common stock agreed to convert their warrants into 30,836 shares of common stock;

o holders of an aggregate of 3,000 shares of Series B-1 preferred stock agreed to exchange their shares for an aggregate of 3,600 shares of Series B preferred stock; and

o Digital Lava amended its certificate of incorporation to increase the conversion ratios of the Series B and C preferred stock from 10:1 to 20.3099:1 and 19.3702:1, respectively. As a result of the change in conversion ratios, Digital Lava recorded an imputed dividend of $660,013 to the holders of the Series B and C preferred stock.

Common Stock

     Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon the liquidation, dissolution or winding up of Digital Lava, the holders of common stock are entitled to receive ratably the net assets of Digital Lava available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Digital Lava may designate and issue in the future.

Preferred Stock

     The board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including:

o    dividend rights;

o    dividend rates;

o    conversion rights;

o voting rights, which may be greater or lessor than the voting rights of the common stock;

o    rights and terms of redemption;

o    liquidation preferences;

o    sinking fund terms; and

o the number of shares constituting any series or the designation of a series without any further vote or action by the stockholders.

     The issuance of shares of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Digital Lava. Digital Lava has no present plans to issue any additional shares of preferred stock.

Outstanding Warrants

     As of October 15, 1999, warrants to purchase an aggregate of 2,272,575 shares of common stock at a weighted average exercise price of $9.31 per share were outstanding and exercisable.

Certain Charter and By-Law Provisions

     Certain provisions of Digital Lava's certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Digital Lava. These provisions could limit the price certain investors might be willing to pay in the future for shares of Digital Lava's common stock. Certain of these provisions allow Digital Lava to issue preferred stock without stockholder approval and provide that special meetings of stockholders of Digital Lava may be called only by the President of Digital Lava, the board of directors or holders of not less than a majority of the votes entitled to be cast at the special meeting. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of Digital Lava.

Transfer Agent And Registrar

     The transfer agent and registrar for the common stock and the warrant agent for the warrants is American Stock Transfer & Trust Company, New York, New York.

                                  LEGAL MATTERS

     The validity of the securities being offered by this prospectus will be passed upon for Digital Lava by Ehrenreich Eilenberg Krause & Zivian LLP, New York, New York. This firm beneficially owns 57,273 shares of common stock.


                                     EXPERTS

     The financial statements of Digital Lava Inc. as of December 31, 1998 and for the years ended December 31, 1998 and 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     Digital Lava has filed with the Securities and Exchange Commission a Post-Effective Amendment No. 1 to registration statement on Form SB-2 under the Securities Act with respect to the securities to which this prospectus relates. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to Digital Lava and the securities offered in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that has been filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Digital Lava's Web site can be accessed at www.digitallava.com.

     Digital Lava is subject to the reporting and other requirements of the Exchange Act and makes available quarterly reports containing unaudited financial statements for each of the first three quarters of each year, as well as furnishing its shareholders annual reports containing financial statements audited by its independent auditors.

                                DIGITAL LAVA INC.

                          Index to Financial Statements

                                                                            Page
                                                                            ----
Report of Independent Accountants ........................................   F-2
Balance Sheet ............................................................   F-3
Statement of Operations ..................................................   F-4
Statement of Stockholders' Equity(Deficit) ...............................   F-5
Statement of Cash Flows ..................................................   F-6
Notes to Financial Statements ............................................   F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Digital Lava Inc.

In our opinion, the accompanying balance sheet and related statements of operations, of stockholders' equity/(deficit) and of cash flows present fairly, in all material respects, the financial position of Digital Lava Inc. at December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
New York, New York
March 15, 1999

                                DIGITAL LAVA INC.

                                  BALANCE SHEET


                                                                                   December 31,      June 30,
                                                                                      1998            1999
                                                                                  ------------    ------------
                                                                                                   (Unaudited)
                                               ASSETS
Current Assets:
       Cash and cash equivalents ..............................................   $     30,893    $    639,430
       Short term investments .................................................             --       7,883,088
       Accounts receivable ....................................................        204,196         226,966
       Other current assets ...................................................         16,731         193,859
       Deferred offering costs ................................................        888,493              --
                                                                                  ------------    ------------
              Total current assets ............................................      1,140,313       8,943,343
       Fixed assets, net ......................................................         59,647         161,710
       Restricted cash ........................................................             --         437,500
       Other assets ...........................................................         16,965          17,119
                                                                                  ------------    ------------
                                                                                  $  1,216,925    $  9,559,672
                                                                                  ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
       Accounts payable .......................................................   $    698,746    $     97,928
       Accrued interest .......................................................        998,619              --
       Accrued expenses .......................................................        404,537          28,027
       Notes payable, net of debt discount ....................................      5,008,634              --
       Deferred revenue .......................................................        186,909         160,409
                                                                                  ------------    ------------
              Total current liabilities .......................................      7,297,445         286,364
                                                                                  ------------    ------------

Commitments and contingencies (Note 11) Stockholders' equity (deficit):
         Convertible preferred stock--Series A, B, B-1 and C, $.0001 par value;
          5,000,000 shares authorized; 98,349 shares issued and outstanding at
          December 31, 1998;
          none issued and outstanding at June 30, 1999 ........................              9              --
       Common stock, $0.0001 par value; 35,000,000 shares
          authorized; 131,524 shares issued and outstanding at
          December 31, 1998; 4,636,887 shares issued and outstanding at
          June 30, 1999 .......................................................             13             463
       Additional paid-in capital .............................................      4,618,297      26,091,104
       Accumulated deficit ....................................................    (10,698,839)    (16,818,259)
                                                                                  ------------    ------------
              Total stockholders' equity (deficit) ............................     (6,080,520)      9,273,308
                                                                                  ------------    ------------
                                                                                  $  1,216,925    $  9,559,672
                                                                                  ============    ============

   The accompanying notes are an integral part of these financial statements.

                                DIGITAL LAVA INC.

                            STATEMENTS OF OPERATIONS

                                                                                                           Six Months Ended
                                                                     Year Ended December 31,                    June 30,
                                                                  -----------------------------       -----------------------------
                                                                      1997              1998              1998              1999
                                                                  -----------       -----------       -----------       -----------
                                                                                                               (Unaudited)
Revenues:
       Software licenses ...................................      $   273,989       $ 1,057,794       $   264,185       $   232,024
       Consulting and services .............................          290,583           405,824           127,712           140,274
                                                                  -----------       -----------       -----------       -----------
              Total revenues ...............................          564,572         1,463,618           391,897           372,298
                                                                  -----------       -----------       -----------       -----------
Cost of revenues:
       Cost of software licenses ...........................            1,968            13,168             7,558             2,249
       Cost of consulting and services .....................          121,008           275,610            84,309            52,078
                                                                  -----------       -----------       -----------       -----------
              Total cost of revenues .......................          122,976           288,778            91,867            54,327
                                                                  -----------       -----------       -----------       -----------
              Gross profit .................................          441,596         1,174,840           300,030           317,971
                                                                  -----------       -----------       -----------       -----------
Operating costs and expenses:
       Selling, general and administrative .................        3,316,961         3,103,418         2,003,058         2,382,219
       Research and development ............................          445,162           442,718           267,514           355,567
                                                                  -----------       -----------       -----------       -----------
              Total operating costs and expenses ...........        3,762,123         3,546,136         2,270,572         2,737,786
                                                                  -----------       -----------       -----------       -----------
              Loss from operations .........................       (3,320,527)       (2,371,296)       (1,970,542)       (2,419,815)
                                                                  -----------       -----------       -----------       -----------
Other income and expenses:
       Interest expense ....................................         (924,842)       (1,359,245)         (809,465)          (26,949)
                                                                  -----------       -----------       -----------       -----------
              Loss before extraordinary item ...............       (4,245,369)       (3,730,541)       (2,780,007)       (2,446,764)
       Extraordinary loss on extinguishment of debt ........               --                --                --        (3,672,656)
                                                                  -----------       -----------       -----------       -----------
Net loss                                                          $(4,245,369)      $(3,730,541)      $(2,780,007)      $(6,119,420)
                                                                  ===========       ===========       ===========       ===========

Net loss available to common stockholders                         $(4,245,369)      $(3,730,541)      $(2,780,007)      $(6,779,433)
                                                                  ===========       ===========       ===========       ===========

Basic and diluted loss per share (Note 2) ..................      $    (31.14)      $    (25.22)      $    (21.14)      $     (2.08)
                                                                  ===========       ===========       ===========       ===========
Weighed average common shares used in basic and
    diluted loss per share (Note 2) ........................          136,353           147,933           131,524         3,263,223
                                                                  ===========       ===========       ===========       ===========

The accompanying notes are an integral part of these financial statements.

                                DIGITAL LAVA INC.

                   STATEMENT OF STOCKHOLDERS' EQUITY/(DEFICIT)

                                                                                      Series A                       Series B
                                                                                    Convertible                    Convertible
                                                                                  Preferred Stock                Preferred Stock
                                                                                  ----------------               ----------------
                                                                               Shares          Amount         Shares         Amount
                                                                            ----------    ------------    ------------    ----------
Balance, December 31, 1996 ................................................     88,584               9           5,552            --
    Issuance of common stock warrants in conjunction
        with notes payable ................................................         --              --              --            --
    Issuance of common stock warrants for services ........................         --              --              --            --
    Modification of outstanding convertible preferred
        stock warrants ....................................................         --              --              --            --
    Modification of outstanding common stock
        Warrants ..........................................................         --              --              --            --
    Issuance of common stock for services .................................         --              --              --            --
    Options issued by management and principal
        stockholders for services performed by
        consultants .......................................................         --              --              --            --
    Issuance of common stock for elimination of anti-
        dilution rights ...................................................         --              --              --            --
    Net loss ..............................................................         --              --              --            --
                                                                            ----------    ------------    ------------    ----------
Balance, December 31, 1997 ................................................     88,584               9           5,552            --
    Modification of outstanding convertible preferred
        stock warrants ....................................................         --              --              --            --
    Modification of outstanding common stock
        Warrants ..........................................................         --              --              --            --
    Issuance of common stock warramnts for services .......................         --              --              --            --
    Issuance of common stock warrants in conjunction
        with notes payable ................................................         --              --              --            --
    Modification of options issued by management and principal stockholders for services performed by
        consultants .......................................................         --              --              --            --
    Net loss ..............................................................         --              --              --            --
                                                                            ----------    ------------    ------------    ----------
Balance, December 31, 1998 ................................................     88,584               9           5,552            --
    Unaudited:
    Conversion of  preferred stock to common stock ........................    (79,760)             (8)         (5,552)           --
    Modification of Series B and Series C convertible preferred stock
    conversion rates ......................................................         --              --              --            --
    Dividend to Series B and Series C convertible preferred
    stockholders in connection with modification of conversion rates ......         --              --              --            --
    Series A convertible preferred stock contributed by founders ..........     (8,824)             (1)             --            --
    Common stock contributed by founders ..................................         --              --              --            --
    Conversion of notes payable, plus accrued interest, to common stock ...         --              --              --            --
    Issuance of common stock pursuant to public offering, net of expenes ..         --              --              --            --
    Issuance of common stock pursuant to public offering
    overallotment option exercise, net of expenses ........................         --              --              --            --
    Net loss ..............................................................         --              --              --            --
                                                                            ----------    ------------    ------------    ----------
Balance, June 30, 1999 (unaudited) ........................................         --    $         --              --    $       --
                                                                            ==========    ============    ============    ==========

                                                                                     Series B-1                    Series C
                                                                                    Convertible                   Convertible
                                                                                  Preferred Stock               Preferred Stock
                                                                                  ----------------              ----------------
                                                                              Shares          Amount         Shares         Amount
                                                                           ------------    ------------   ------------    ---------
Balance, December 31, 1996 ................................................         930              --          3,283           --
    Issuance of common stock warrants in conjunction
        with notes payable ................................................          --              --             --           --
    Issuance of common stock warrants for services ........................          --              --             --           --
    Modification of outstanding convertible preferred
        stock warrants ....................................................          --              --             --           --
    Modification of outstanding common stock
        Warrants ..........................................................          --              --             --           --
    Issuance of common stock for services .................................          --              --             --           --
    Options issued by management and principal
        stockholders for services performed by
        consultants .......................................................          --              --             --           --
    Issuance of common stock for elimination of anti-
        dilution rights ...................................................          --              --             --           --
    Net loss ..............................................................          --              --             --           --
                                                                           ------------    ------------   ------------    ---------
Balance, December 31, 1997 ................................................         930              --          3,283           --
    Modification of outstanding convertible preferred
        stock warrants ....................................................          --              --             --           --
    Modification of outstanding common stock
        Warrants ..........................................................          --              --             --           --
    Issuance of common stock warramnts for services .......................          --              --             --           --
    Issuance of common stock warrants in conjunction
        with notes payable ................................................          --              --             --           --
    Modification of options issued by management and principal stockholders for services performed by
        consultants .......................................................          --              --             --           --
    Net loss ..............................................................          --              --             --           --
                                                                           ------------    ------------   ------------    ---------
Balance, December 31, 1998 ................................................         930              --          3,283           --
    Unaudited:
    Conversion of  preferred stock to common stock ........................        (930)             --         (3,283)          --
    Modification of Series B and Series C convertible preferred stock
    conversion rates ......................................................          --              --             --           --
     Dividend to Series B and Series C convertible preferred
     stockholders in connection with modification of conversion rates .....          --              --             --           --
    Series A convertible preferred stock contributed by founders ..........          --              --             --           --
    Common stock contributed by founders ..................................          --              --             --           --
    Conversion of notes payable, plus accrued interest, to common stock ...          --              --             --           --
    Issuance of common stock pursuant to public offering, net of expenes ..          --              --             --           --
    Issuance of common stock pursuant to public offering
    overallotment option exercise, net of expenses ........................          --              --             --           --
    Net loss ..............................................................          --              --             --           --
                                                                           ------------    ------------   ------------    ---------
Balance, June 30, 1999 (unaudited) ........................................          --    $         --             --    $      --
                                                                           ============    ============   ============    =========

                                                                                    Common Stock               Additional
                                                                                   --------------                Paid-In
                                                                                Shares            Amount         Capital
                                                                           ---------------    ------------    ------------
Balance, December 31, 1996 ................................................        110,732              11       1,789,327
    Issuance of common stock warrants in conjunction
        with notes payable ................................................             --              --         501,319
    Issuance of common stock warrants for services ........................             --              --           5,100
    Modification of outstanding convertible preferred
        stock warrants ....................................................             --              --         153,535
    Modification of outstanding common stock
        Warrants ..........................................................             --              --          59,663
    Issuance of common stock for services .................................          4,378              --          10,000
    Options issued by management and principal
        stockholders for services performed by
        consultants .......................................................             --              --         832,089
    Issuance of common stock for elimination of anti-
        dilution rights ...................................................         16,414               2              (2)
    Net loss ..............................................................             --              --              --
                                                                           ---------------    ------------    ------------
Balance, December 31, 1997 ................................................        131,524              13       3,351,031
    Modification of outstanding convertible preferred
        stock warrants ....................................................             --              --          30,978
    Modification of outstanding common stock
        Warrants ..........................................................             --              --          10,050
    Issuance of common stock warramnts for services .......................             --              --          92,701
    Issuance of common stock warrants in conjunction
        with notes payable ................................................             --              --         787,137
    Modification of options issued by management and principal stockholders for services performed by
        consultants .......................................................             --              --         346,400
    Net loss ..............................................................             --              --              --
                                                                           ---------------    ------------    ------------
Balance, December 31, 1998 ................................................        131,524              13       4,618,297
    Unaudited:
    Conversion of  preferred stock to common stock ........................        907,156              91             (83)
    Modification of Series B and Series C convertible preferred stock
    conversion rates ......................................................         88,003               9         660,014
     Dividend to Series B and Series C convertible preferred
     stockholders in connection with modification of conversion rates .....             --              --        (660,023)
    Series A convertible preferred stock contributed by founders ..........             --              --               1
    Common stock contributed by founders ..................................        (11,028)             (1)              1
    Conversion of notes payable, plus accrued interest, to common stock ...        894,608              89       5,363,123
    Issuance of common stock pursuant to public offering, net of expenes ..      2,400,000             240      14,596,229
    Issuance of common stock pursuant to public offering
    overallotment option exercise, net of expenses ........................        226,624              22       1,513,545
    Net loss ..............................................................             --              --              --
                                                                           ---------------    ------------    ------------
Balance, June 30, 1999 (unaudited) ........................................      4,636,887    $        463    $ 26,091,104
                                                                           ===============    ============    ============

                                                                               Accumulated
                                                                                 Deficit         Total
                                                                              ------------    ------------
Balance, December 31, 1996 ................................................     (2,722,929)       (933,582)
    Issuance of common stock warrants in conjunction
        with notes payable ................................................             --         501,319
    Issuance of common stock warrants for services ........................             --           5,100
    Modification of outstanding convertible preferred
        stock warrants ....................................................             --         153,535
    Modification of outstanding common stock
        Warrants ..........................................................             --          59,663
    Issuance of common stock for services .................................             --          10,000
    Options issued by management and principal
        stockholders for services performed by
        consultants .......................................................             --         832,089
    Issuance of common stock for elimination of anti-
        dilution rights ...................................................             --              --
    Net loss ..............................................................     (4,245,369)     (4,245,369)
                                                                              ------------    ------------
Balance, December 31, 1997 ................................................     (6,968,298)     (3,617,245)
    Modification of outstanding convertible preferred
        stock warrants ....................................................             --          30,978
    Modification of outstanding common stock
        Warrants ..........................................................             --          10,050
    Issuance of common stock warramnts for services .......................             --          92,701
    Issuance of common stock warrants in conjunction
        with notes payable ................................................             --         787,137
    Modification of options issued by management and principal stockholders for services performed by
        consultants .......................................................             --         346,400
    Net loss ..............................................................     (3,730,541)     (3,730,541)
                                                                              ------------    ------------
Balance, December 31, 1998 ................................................    (10,698,839)     (6,080,520)
    Unaudited:
    Conversion of  preferred stock to common stock ........................             --              --
    Modification of Series B and Series C convertible preferred stock
    conversion rates ......................................................             --         660,023
     Dividend to Series B and Series C convertible preferred
     stockholders in connection with modification of conversion rates .....             --        (660,023)
    Series A convertible preferred stock contributed by founders ..........             --              --
    Common stock contributed by founders ..................................             --              --
    Conversion of notes payable, plus accrued interest, to common stock ...             --       5,363,212
    Issuance of common stock pursuant to public offering, net of expenes ..             --      14,596,469
    Issuance of common stock pursuant to public offering
    overallotment option exercise, net of expenses ........................             --       1,513,567
    Net loss ..............................................................     (6,119,420)     (6,119,420)
                                                                              ------------    ------------
Balance, June 30, 1999 (unaudited) ........................................   $(16,818,259)   $  9,273,308
                                                                              ============    ============

   The accompanying notes are an integral part of these financial statements.

                                DIGITAL LAVA INC.

                            STATEMENTS OF CASH FLOWS

                                                                                               Six Months
                                                          Year Ended December 31,             Ended June 30,
                                                       ----------------------------           --------------
                                                            1997            1998            1998            1999
                                                       ------------    ------------    ------------    ------------
                                                                                                (Unaudited)
Cash flows from operating activities:
    Net loss .......................................   $ (4,245,369)   $ (3,730,541)   $ (2,780,007)   $ (6,119,420)
    Adjustments to reconcile net loss to net cash
       (Used in) operating activities:
       Extraordinary loss on extinguishment of debt              --              --              --       3,672,656
       Deferred costs ..............................             --              --         (96,672)             --
       Deferred revenues ...........................             --         186,909         733,121         (26,500)
       Depreciation and amortization ...............        104,890         182,963         111,705          30,482
       Amortization of debt discount ...............        716,433         602,509         293,785         130,758
       Compensation from grant of non-employee stock
          options and warrants .....................        866,589         559,101         392,420              --
       Changes in assets and liabilities affecting
          operating cash flows:
          Accounts receivable ......................       (167,112)        (37,084)       (458,742)        (22,770)
          Other assets .............................         (3,406)        (24,808)        (20,941)       (180,799)
          Accounts payable .........................        334,601         307,501         (87,824)       (600,818)
          Accrued interest .........................         15,411         759,180         517,630        (523,954)
          Accrued expenses .........................        182,160         344,386         240,442        (376,510)
                                                       ------------    ------------    ------------    ------------
Net cash used in operating activities ..............     (2,195,803)       (849,884)     (1,155,083)     (4,016,875)
                                                       ------------    ------------    ------------    ------------

Cash flows used in investing activities:
    Purchase of short term investments .............             --              --              --      (7,877,885)
    Restricted cash ................................             --              --              --        (437,500)
    Acquisition of fixed assets ....................        (55,620)        (23,992)        (23,992)       (134,232)
    Deferred offering costs ........................             --        (888,493)             --              --
                                                       ------------    ------------    ------------    ------------
Net cash used in investing activities ..............        (55,620)       (912,485)        (23,992)     (8,449,617)
                                                       ------------    ------------    ------------    ------------

Cash flows from financing activities:
    Proceeds from notes payable ....................      2,869,500       1,620,000       1,050,000              --
    Repayment of notes payable .....................       (450,000)             --              --      (3,923,500)
    Proceeds from issuance of common stock .........             --              --              --      19,831,011
    Cost of common stock issuance ..................             --              --              --      (2,832,482)
                                                       ------------    ------------    ------------    ------------
Net cash provided by financing activities ..........      2,419,500       1,620,000       1,050,000      13,075,029
                                                       ------------    ------------    ------------    ------------

Net increase (decrease) in cash and cash
    equivalents ....................................        168,077        (142,369)       (129,075)        608,537
Cash and cash equivalents at beginning of period ...          5,185         173,262         173,262          30,893
                                                       ------------    ------------    ------------    ------------
Cash and cash equivalents at end of period .........   $    173,262    $     30,893    $     44,187    $    639,430
                                                       ============    ============    ============    ============


   The accompanying notes are an integral part of these financial statements.

                                DIGITAL LAVA INC.

                          NOTES TO FINANCIAL STATEMENTS

1.   Nature of Business

     Digital Lava Inc. (the "Company") develops and markets video publishing software applications for corporate training, communications, distance learning, research and other applications. The Company's technology allows users to organize and manage video content, link video to other types of files and publish video with all of the linked information on CD-ROM or DVD, corporate intranets or the public Internet.

2.   Summary of Significant Accounting Policies

Basis of presentation

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Since inception, the Company has suffered recurring losses and negative cash flows from operations, has deficits in working capital and stockholders' equity, and expects to incur future losses. The Company completed an initial public offering of its common stock ("IPO", Note 12) in February 1999 and believes that such financing, together with existing cash balances and other sources of liquidity (i.e., debt, equity, etc), will be sufficient to meet its cash needs for at least the next 12 months.

Reverse stock split

     In February 1999, the Company effected a 1 for 9.139 reverse stock split applicable to all issued and outstanding shares of the Company's common and preferred stock. All common and preferred shares, stock options, warrants and related per share data reflected in the accompanying financial statements and notes thereto have been adjusted to give retroactive effect to the stock split.

Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires the management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash equivalents

     The Company considers all highly liquid investments purchased with an initial maturity of 90 days or less to be cash equivalents and investments with original maturities of greater than 90 days to be short-term investments.

Fair value of financial instruments

     All current assets and liabilities are carried at cost, which approximates fair value because of the short maturity of those instruments.

Concentration of credit risk

     Financial instruments which potentially subject the Company to concentration of credit risk consists primarily of short term investments and accounts receivable. Short term investments are maintained at one financial institution. The company maintains an allowance for uncollectible accounts receivable based upon expected collectibility and generally does not require collateral. For the year ended December 31, 1998, no allowance for uncollectible accounts was deemed necessary by management.

Property and equipment

     Property and equipment comprises of computer and office equipment and is stated at cost, less accumulated depreciation of $125,484 at December 31, 1998. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally 3 to 7 years. Maintenance and repair expenses are charged to operations as incurred.

Deferred offering costs

     In connection with the Company's IPO, the Company has incurred costs of $888,493 which have been deferred. As the Company completed an IPO in February 1999 (Note 12), such costs will be offset against proceeds received.

Revenue recognition

     In accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended by SOP 98-4, the Company generally recognizes revenue from licensing of the Company's software products when all the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred, (3) the vendor's fee is fixed or determinable, and (4) collectibility is probable. In addition, for licensing contracts with multiple obligations (e.g. deliverable and undeliverable products, services and maintenance), revenue is allocated to each component of the contract based on evidence of fair value which is specific to the Company, or for products not being sold separately, the price established by management.

     Consulting and service revenues, which consist of short-term professional service contracts, such as system development, consulting and video encoding and capsule creation, are deferred until significant contractual obligations have been fulfilled. Costs associated with professional service contracts, such as salaries and materials, are deferred until the related revenue is recognized.

Software development costs

     Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs are capitalized. Through December 31, 1998, software development has been substantially completed concurrently with the establishment of technological feasibility and, accordingly, no costs have been capitalized.

Income taxes

     Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

Stock based compensation

     As permitted by Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Company accounts for its stock-based compensation arrangements pursuant to APB Opinion No. 25, Accounting for Stock Issued to Employees. In accordance with the provisions of SFAS No. 123, the Company discloses the pro forma effects of accounting for these arrangements using the minimum value method to determine fair value. In connection with the Company's completion of an IPO in February 1999 (Note 12), for future periods the Company will disclose the pro forma effects using the fair value method in accordance with the provision of SFAS No. 123.

Segment reporting

     In 1998, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information" which requires the Company to disclose certain segment information used by management for making operating decisions and assessing the performance of the Company. Essentially, management evaluates the performance of the Company primarily based on the overall results of the Company.

     The Company's revenues for the years ended December 31, 1997 and 1998 were derived from customers based in the United States. For the years ended December 31, 1997 and 1998, one customer accounted for approximately 43% and 46%, respectively, of the Company's total net revenues. At December 31, 1998, two customers had receivable balances totaling $121,798 or 59.6% of total receivables.

Loss per share

     Basic earnings per share ("Basic EPS") is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share ("Diluted EPS") gives effect to all dilutive potential common shares outstanding during a period. In computing Diluted EPS, the treasury stock method is used in determining the number of shares assumed to be purchased from the conversion of common stock equivalents. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration prior to the anticipated effective date of the initial public offering ("IPO"), are included in the calculation of basic and diluted net loss per share as if they were outstanding for all periods presented.

     Net loss per share for the years ended December 31, 1997 and 1998 does not include the effect of 98,349 (983,490 shares of common stock on an as-if converted basis) shares of convertible preferred stock outstanding, 42,237 and 59,618, respectively, of stock options outstanding with a weighted average exercise price of $9.14 per share, 17,125 (171,250 on an as-if converted basis) warrants to purchase outstanding shares of a series A convertible preferred stock with exercise prices ranging from $38.84 to $182.78 per share, or 446,254 and 608,109 respectively, of warrants to purchase common stock with exercise prices ranging from $3.88 to $11.42 per share, because their effects are anti-dilutive.

Recent accounting pronouncements

     In December 1998, the Accounting Standards Executive Committee released Statement of Position ("SOP") No. 98-9, "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." This SOP amends SOP 97-2 to provide a limited exception to the full deferral of revenue that the provisions of SOP 97-2 may require. Specifically, for software in which the entity has a contracted price for the entire arrangement and vendor-specific objective evidence ("VSOE") of the fair value of each undelivered element exists, revenue for the delivered element(s) may be recognized based on the difference between the contract price and the VSOE of the fair value of the undelivered element(s), provided that all other revenue-recognition criteria of SOP 97-2 are met and the total fair value of the undelivered element(s) is less than or equal to the price for the entire software arrangement. The provisions of SOP 98-9 will be effective for transactions that are entered into in fiscal years beginning after March 15, 1999. The Company does not believe that adoption of SOP 98-9 will have a material impact on the Company's financial position or results of operations.

3.   Accrued Expenses

     Accrued expenses is comprised of the following:

                                                                 December 31,
                                                                    1998
                                                                 ------------
     Accrued payroll                                              $189,627
     Other accrued liabilities                                     214,910
                                                                  --------
                                                                  $404,537
                                                                  ========

4.   Related Party Transactions

     In January and December 1997, certain members of management and principal stockholders of the Company granted a consultant options to acquire up to 15,600 of their shares of series A convertible preferred stock and 19,941 of their shares of common stock in exchange for services provided to the Company. The options have an exercise price of $45.70 per share of series A convertible preferred stock and $4.57 per share of common stock. The Company has recorded the fair value of the options, in the amount of $832,089, as a contribution of capital by the stockholders and as general and administrative expense. Effective May 1998, these options were amended. Under the revised terms and in exchange for additional consulting services provided to the Company, the strike price of the options were reduced to $9.14 per share of series A convertible preferred and $.91 per share of common stock. The total incremental difference between the value of the warrants before and after the modification of the warrant terms, as determined using the Black-Scholes model, in the amount of $346,400, was recorded as a contribution of capital by the stockholders and general and administrative expense. The options are exercisable for a period of ten years.

     Since inception, the Company has received ongoing consulting and legal services from stockholders. Services rendered for years ended December 31, 1997 and 1998, amounted to $235,669 and $542,719, respectively, of which $401,194 is included in accounts payable and $478,328 is included in deferred offering costs at December 31, 1998.

5.   Notes Payable

     During the period from March 1996 through December 1998, the Company issued an aggregate of $3,117,500, $902,000 and $1,750,000 in notes payable, convertible notes payable and secured convertible notes payable, respectively, through various private placements including $300,000 issued to a family member of two officers and principal stockholders of the Company. The notes, as amended on various dates, bear interest at rates ranging from 6% to 12% per annum and are due and payable on the earlier of (i) dates ranging from April 1997 through December 31, 1998, (ii) upon the closing of an IPO, or (iii) upon the date the Company obtains financing in which gross proceeds exceed amounts ranging from $1.5 million to $5.0 million. In addition, an aggregate principal amount of $3,050,000 of such notes contained a one-time fee of 10% of the principal amount loaned ("10% Success Fee"), which is payable upon the payment of the note. In April 1997 the Company repaid $450,000 of these notes. In addition, the convertible notes payable and secured convertible notes payable were initially convertible, at the option of the holder, into equity securities of the Company. Due to defaults incurred in 1998, as described below, of the repayment terms of these notes, such notes are no longer convertible. Total principal amount outstanding for all notes at December 31, 1998 was $5,319,500. As more fully discussed below and in Note 12, upon the completion of the Company's IPO in February 1999, the Company either repaid or converted all of the notes outstanding as of December 31, 1998.

     In conjunction with the issuance of these notes, the holders were granted warrants to purchase 15,601 and 728,287 shares of series A convertible preferred and common stock, respectively, at exercise prices ranging from $68.54 to $182.78 and $6.85 to $11.42 per share of series A convertible preferred and common stock, respectively. The warrants are exercisable at any time prior to dates ranging from February 2003 to March 2007. The total value of the warrants at the time of issuance, as determined using the Black-Scholes model, was $1,795,651 of which $365,565 and $633,217 was recorded during the years ended December 31, 1997 and 1998, respectively, and is being amortized as interest expense over the initial terms of the notes. In exchange for either waiving the acceleration of the maturity date of the notes caused by the Company raising additional financing in excess of a specified amount or extending the maturity date, the exercise price of the warrants were reduced to prices ranging from $45.70 to $68.54 and $4.57 to $8.23 per share of series A convertible preferred and common stock, respectively. The total incremental difference between the value of the warrants before and after the modifications of the terms, as determined using the Black-Scholes model, was $269,826 of which $193,798 and $41,028 was recorded during the years ended December 31, 1997 and 1998, respectively, and is being amortized as interest expense over the remaining life of the debt. None of the warrants have been exercised as of December 31, 1998. As more fully discussed in Note 12, certain warrants were cancelled in connection with the extinguishment of the related notes.

     In August, September and December 1998, effective upon consummation of the IPO, the Company renegotiated the terms of an aggregate of $2,832,000 of notes with the holders. Under the revised terms, and in exchange for extending the maturity date of such notes until December 31, 1998, the Company agreed to pay one half of the face value of the notes and any 10% Success Fee in cash upon the closing of the IPO. The remaining one-half of the face value of the notes, accrued but unpaid interest and the outstanding warrants issued in connection with the financing will convert into common stock equal to 225% of the original principal amount of the note based upon the IPO price per share. As more fully discussed in Note 12, the Company extinguished these promissory notes in conjunction with the completion of an IPO.

     In August and September 1998, the Company entered into agreements, effective upon consummation of the IPO (Note 12), to convert certain outstanding warrants to acquire 107,687 shares of common stock issued in connection with notes issued in the aggregate principal amount of $630,000 in exchange for 30,836 shares of common stock.

     As of December 31, 1998, the Company was in default of the repayment terms of certain notes in the aggregate of $1,750,000. In January and February 1999, the Company obtained waivers to extend the maturity date of these notes until the earlier of February 19, 1999 or the consummation of the Company's proposed IPO. As more fully discussed in Note 12, the Company extinguished these notes in conjunction with the completion of an IPO.

     In August and September 1998, the Company renegotiated the terms of an aggregate of $187,500 of notes with the holders. The holders agreed to extend the maturity date of their notes to June 30, 1999; however, because the closing of the IPO did not occur by December 31, 1998, the entire principal amount of their notes became due and payable. The holders agreed to waive the default and in consideration the Company agreed to pay the entire principal amount of their notes upon the completion of the IPO. As discussed in Note 12, these notes were paid in full in connection with the completion of the IPO.

     In October 1998, the Company issued a $20,000 note to a principal stockholder. The note bears interest at 12% per annum and is due and payable on October 1999. As more fully discussed in Note 12, the Company repaid this note in conjunction with the completion of the IPO.

     Amortization of debt discount for the years ended December 31, 1997 and 1998 was $716,433 and $602,509, respectively, and $330,866 of unamortized debt discount is included in notes payable at December 31, 1998.

Finder warrants

     In connection with the issuance of certain notes, the Company issued warrants to purchase 438 and 108,237 of series A convertible preferred stock and common stock, respectively, at exercise prices ranging from $114.24 to $182.78 and $8.68 to $11.42 per share of series A preferred stock and common stock, respectively as a finder fee. The total value of the warrants granted as determined using the Black-Scholes model was $306,757 of which $135,754 and $162,203 was recorded during the years ended December 31, 1997 and 1998, respectively, and is being amortized as debt issuance costs over the initial maturity date of the related notes. The warrants are exercisable at any time prior to dates ranging from February 2003 to July 2008. None of the warrants have been exercised as of December 31, 1998.

     In September 1998 and December 1998, the Company entered into agreements to settle outstanding disputes regarding finder fees related to certain note issuances. Under the terms of the agreements, the Company granted warrants to acquire 27,884 shares of common stock at exercise prices ranging from $4.11 to $7.38 per share and agreed to pay $62,500 in cash. The fair value of the warrants as determined using the Black-Scholes model, in the amount of approximately $120,000, was recorded as an expense. An additional $27,000 will be recorded as an expense in 1999.

     Amortization of debt issue costs for the years ended December 31, 1997 and 1998 was $59,889 and $124,481, respectively, and $3,517 of unamortized costs is included in other current assets at December 31, 1998.

6.   Convertible Preferred Stock

     Convertible preferred stock, $.0001 par value, consists of the following:

                                                Shares Issued     Liquidation
                                               and Outstanding     Preference
                                                 December 31,     December 31,
Series:                   Shares Authorized        1998              1998
                          -----------------    ---------------   -------------
A                                966,065            88,584        $  809,565
B                                 50,740             5,552           507,400
B-1                                8,500               930            85,000
C                                 30,000             3,283           225,000
Undesignated                   3,944,695                --                --
                              ----------        ----------        ----------
                               5,000,000            98,349        $1,626,965
                              ==========        ==========        ==========

     The Company reserved 17,125 shares of series A preferred stock for the exercise of series A warrants issued as of December 31, 1998. In connection with the completion of the IPO (Note 12), all of the outstanding shares of Series A, B, B-1 and C preferred stock automatically converted into shares of common stock.

Conversion and voting rights

     Each share of the Company's series A, B and C preferred stock was initially convertible, in full and not in part, into ten shares of common stock at the option of the holder and would automatically convert upon the completion of an underwritten public offering. In September 1998, the Company's stockholders authorized the Company to amend its Certificate of Incorporation to change the conversion rates of series B and C convertible preferred stock to 20.3099 to 1 and 19.3702 to 1, respectively. In conjunction with the completion of the Company's IPO (Note 12), the Company's Certificate of Incorporation was changed to reflect these new conversion rates.

     Each issued share of series B-1 convertible preferred stock was initially convertible, in full and not in part, into ten shares of common stock, subject to anti-dilution protection for issuances of additional equity shares by the Company and automatically converted upon the completion of an underwritten public offering. As of December 31, 1998, each share of series B-1 would automatically convert into 21.9335 shares of common stock.

     A total of 1,082,600 shares of common stock were reserved for issuance upon the conversion of series A, B, B-1 and C convertible preferred stock. Each share of preferred stock had a number of votes equal to the number of shares of common stock into which it was convertible.

Dividends

     Each series of preferred stock issued was entitled to receive dividends when and if declared by the Board. The dividends were noncumulative and payable in preference to any dividends on common stock. As of December 31, 1998, the Company had not declared any dividends.

Liquidation

     In the event of liquidation, the series C preferred stockholders were entitled to receive, prior to any distribution to any other stockholders, approximately $68.54 per share plus all declared and unpaid dividends. The series B and B-1 preferred stockholders were entitled to receive, after distribution to series C preferred stockholders and prior to any distribution to any other stockholders, approximately $91.39 per share plus all declared and unpaid dividends. The series A preferred stockholders were entitled to receive, after distribution to series C, B and B-1 preferred stockholders and prior to any distribution to any other stockholders, approximately $9.14 per share plus all declared and unpaid dividends. In addition, the series A preferred stockholders were entitled to share ratably with the holders of common stock in any remaining distribution.

Anti-dilution

     Holders of series B, B-1 and C convertible preferred stock conversion prices were subject to anti-dilution protection for issuances by the Company of additional equity shares. In November 1996, in exchange for the issuance of 926 additional shares of series B convertible preferred stock, holders of the series B convertible preferred stock agreed to cancel their anti-dilution protection provision. In August 1997, in exchange for the issuance of 16,414 shares of common stock and warrants to purchase 16,414 shares of common stock at an exercise price of $9.14 per share, the holder of the series C convertible preferred stock agreed to cancel the anti-dilution protection provision contained in the original agreement.

7.   Common Stock

     In January and March 1997, the Company issued an aggregate of 4,378 shares of common stock in exchange for consulting services. The fair market value of the common stock at the time of issuance, based upon management's estimate, of $10,000 was recognized as general and administrative expense.

     In September 1998, officers of the Company agreed, effective upon completion of an IPO, to return 11,030 shares of common stock and 8,824 shares of series A convertible preferred stock to the Company. In conjunction with the completion of an IPO (Note 12), the Company canceled these shares.

8.   Warrants

     In November 1996 and January 1997, in exchange for legal services provided, the Company issued warrants to purchase 1,095 and 10,943, respectively, of shares of series A convertible preferred stock and common stock at exercise prices of $137.09 and $13.71 per share of series A preferred and common stock respectively. The value of the warrants granted of $50,800 and $5,100, respectively, was determined using the Black-Scholes model and was recognized as general and administrative expense. In August 1997, in consideration for additional legal services performed, the strike prices of the warrants were reduced to prices of $68.54 and $6.85 per share of series A preferred stock and common stock respectively. The incremental difference between the value of the warrants before and after the modification of $13,000 and $6,400, respectively, was recognized as general and administrative expense. The warrants are exercisable at any time prior to dates ranging from June 2003 to November 2006. None of the warrants have been exercised as of December 31, 1998.

     In May 1998, the Company entered into a consulting agreement with the Whitestone Group LLC ("Whitestone") for corporate finance, financial and strategic advisory matters. Under the terms of the agreement, the Company issued Whitestone warrants to acquire 10,943 shares of its common stock at an exercise price of $4.57 per share. The value of the warrants granted of $38,100 was determined using the Black-Scholes model and was recognized as general and administrative expense. The warrants are exercisable at any time prior to May 2004. None of the warrants have been exercised as of December 31, 1998. In February 1999, the Company and Whitestone agreed to terminate the consulting agreement and cancel the warrants. A stockholder of the Company is an affiliate of Whitestone.

     In September 1998, the Company entered into a financial consulting agreement with a noteholder. Under the terms of the agreement, the Company issued a consultant warrants to acquire 20,000 shares of common stock at an exercise price equal to 90% of the price obtained in the IPO.

     In December 1998, the Company entered into a one-year consulting agreement with an investor relations firm. Under the terms of the consulting agreement, the investor relations firm is to receive warrants to acquire 13,131 shares of common stock at an exercise price of $9.14 per share. The fair value of the warrants, in the amount of approximately $55,000, was recorded as general and administrative expense. The warrants are exercisable at any time prior to December 2003. None of the warrants have been exercised as of December 31, 1998.

     A number of the warrants granted to consultants and in connection with the debt offerings during 1996, 1997 and 1998 contain anti-dilution provisions requiring adjustment, if at a later date, securities are issued at prices below the respective warrants exercise price. In conjunction with the completion of the Company's IPO (Note 12), certain of these warrants were cancelled. The following table is a summary of the shares issuable upon exercise of warrants outstanding as of December 31, 1998 as adjusted for events which have triggered anti-dilution provisions contained in the respective warrant agreements:

                                                                                           Common              Exercise
                                                                                           Shares               Price
                                                                                          Issuable               Per
                                                                  Expiration                Upon                Common
Issuance Date                                                       Date                  Exercise               Share
                                                               --------------             ---------            ---------
March 1996                                                     March 2006                    54,712             $ 4.5695
July 1996                                                      July 2006                     51,975               4.5695
September 1996                                                 September 2006                64,445              10.0282
September 1996                                                 September 2006                 2,971              14.8088
November 1996                                                  November 2006                 11,503               6.5198
December 1996                                                  February 2007                 21,884               6.8543
January 1997                                                   January 2007                  11,503               6.5198
February 1997                                                  February 2007                 16,413               6.8543
February 1997                                                  March 2007                    11,550               6.8543
March 1997                                                     March 2007                    11,550               6.8543
April 1997                                                     April 2003                    56,352               8.2251
May 1997                                                       May 2003                      33,100               8.2251
May 1997                                                       May 2003                      45,711              11.4238
June 1997                                                      June 2005                     43,890               7.4730
July 1997                                                      July 2005                     76,872               7.4730
August 1997                                                    February 2003                 16,413               9.1390
November 1997                                                  February 2003                 56,417               8.6172
December 1997                                                  February 2003                 52,311               8.6172
January 1998                                                   January 2003                 142,588               8.6172
January 1998                                                   January 2003                  13,131                9.139
May 1998                                                       May 2003                      10,943               4.5695
December 1998                                                  December 2003                275,000                 9.75
                                                                                          ---------             --------
Total shares and average exercise
        price                                                                             1,081,234             $ 8.3940
                                                                                          =========             ========

9.   Employee Benefits

1996 stock option plan

     The Company's 1996 Stock Option Plan (the "1996 Option Plan") permits the grant of both "incentive stock options" designed to qualify under the Internal Revenue Code Section 422 and non-qualified stock options. Incentive stock options may only be granted to employees of the Company whereas non-qualified stock options may be granted to non-employees, directors and consultants. A total of 250,000 shares of Common Stock have been reserved for issuance under the 1996 Option Plan. Each option, once vested, allows the optionee the right to purchase one share of the Company's common stock. The Board of Directors determines the exercise price of the options; options granted to date generally vest ratably over four years and expire ten years from the date of grant. Compensation expense equal to the difference between the assumed fair value of the Company's common stock at the grant date and the exercise price of the options, if any, is recognized ratably over the vesting period.

Stock option activity can be summarized as follows:

                                                                                     Options Outstanding
                                                                   ---------------------------------------------------------
                                                                    Options                Weighted               Average
                                                                   Available                Shares            Exercise Price
                                                                   ---------                ------            --------------
Balance at December 31, 1996                                        158,661                   5,471                $9.14
            Granted                                                 (41,690)                 41,690                 9.14
            Canceled                                                  4,924                  (4,924)                9.14
                                                                                           --------                -----
Balance at December 31, 1997                                        121,895                  42,237                 9.14
            Additional authorization                                 85,868                      --                 9.14
            Granted                                                 (23,946)                 23,946                 9.14
            Canceled                                                  6,565                  (6,565)                9.14
                                                                   --------                --------                -----
Balance at December 31, 1998                                        190,382                  59,618                $9.14
                                                                   ========                ========                =====

     At December 31, 1998, options to purchase 59,618 shares were exercisable of which 32,881 shares were vested. Options outstanding at December 31, 1998 have a weighted average remaining contractual life of 8.5 years and weighted average exercise price of $9.14. Options granted through December 31, 1998 were granted at exercise prices in excess of fair market value at grant date. The weighted average grant-date fair value of such options granted during the years ended December 31, 1997 and 1998 under the minimum value method was less than $.01 per share.

     In October 1997, the Company accelerated the vesting of options to purchase 2,462 shares of common stock, which were granted in March 1997, and granted additional options to purchase 2,189 shares of common stock which were immediately vested to a former employee in lieu of severance pay. The assumed fair value of such options was less than $1,000 based on the Black Scholes model.

     The fair value of each option grant is estimated on the date of grant using the minimum value method as prescribed in SFAS 123. Assumptions used for options granted during the years ended December 31, 1997 and 1998 were as follows:

                                                         1997            1998
                                                       --------        --------
Risk free interest rate                                   6.183%          5.124%
Expected lives (years)                                        5               5
Expected dividends                                           --              --

     Pro forma information regarding net income or loss is required by SFAS 123. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options vesting period. Had compensation cost for these options been determined consistent with the minimum value method pursuant to SFAS No. 123, the difference between the Company's net income as reported and as adjusted for the compensation costs for the years ended December 31, 1997 and 1998 would not have been material.

     The minimum value method requires input of highly subjective assumptions in which changes in those assumptions could materially effect the fair value estimate. In addition, the minimum value method is only allowed for non-public entities, as public entities are required to include an expected volatility factor in addition to factors described above. As the Company completed an IPO in February 1999 (Note 12), the effects on pro forma disclosures of applying SFAS 123 are not likely to be representative of the effects on pro forma disclosures of future years.

10.  Income Taxes

     There are no income tax assets, liabilities or income tax expense included in the financial statements. The Company has incurred losses since inception for both book and tax purposes and as of December 31, 1998, the Company has net operating loss carryforwards for federal and state purposes of approximately $8,062,000. Federal net operating loss carryforwards expire from 2008 through 2012 and state net operating loss carryforwards expire from 1999 through 2002. These losses may be subject to limitation on future year's utilization should certain ownership changes occur.

     Temporary differences between the financial statement and tax bases of assets and liabilities are primarily attributable to net operating loss carryforwards of $3,225,000. A full valuation allowance has been provided for the entire amount of the deferred tax assets arising from these differences as a result of management's current belief that it is more likely than not that the benefits related to such temporary differences will not be realized.

11.  Commitments and Contingencies

Operating leases

     The Company leases its facility under a non-cancelable operating lease which expires in June 2000. The Company may extend the term of the lease for an additional three-year period at the then current fair market value. Rent expense under this lease was $51,169 and $81,738 for the years ended December 31, 1997 and 1998. The Company leases office equipment under a non-cancelable operating lease which expires in January 2001. Lease expense under this lease was $3,741 for the year ended December 31, 1998. Future minimum lease payments required under the non-cancelable operating leases are $85,479, $37,799, and $312 for the years ending December 31, 1999, 2000 and 2001, respectively.

     In March 1997, the Company entered into a development and two-year software licensing agreement for the development and license of software to be included and distributed with one of the Company's software products. Under the terms of the agreement, royalties are payable on a per unit basis in relation to sales volume and sales price, and include a one time payment and guaranteed minimum annual commitment. At December 31, 1998, the Company is committed to payments of $10,000 in respect of future minimum royalty obligations over the remainder of this agreement.

Consulting Agreements

     In September 1998, the Company and two members of management entered into two-year consulting agreements for financial, operational and strategic development services, effective upon the closing of the IPO. Under the terms of the agreements, the Company is required to pay bonuses of $100,000 upon the closing of the IPO and aggregate annual consulting fees of $84,000.

     In September 1998, the Company entered into two-year employment agreements, effective upon consummation of the IPO, with its Chief Executive Officer and its Vice President of Sales. Pursuant to the agreements, upon consummation of the IPO, the Company is required to pay an aggregate of $120,000 in bonuses and issue options to purchase an aggregate of 80,000 shares of common stock at an exercise price equal to the IPO price. In addition, the Company is required to pay annual aggregate salaries of $460,000.

12.  Subsequent Events

Finder Warrants

     In February 1999, the Company and a finder who received warrants to purchase 27,356 shares of common stock at an exercise price of $8.68 per share as a finder fee in connection with the November and December 1997 bridge financing agreed to cancel these warrants.

Waiver of default

     In January and February 1999, the Company entered into agreements with the holders of an aggregate principal amount of $4,769,500 of promissory notes to extend the maturity date of their notes until the earlier of February 19, 1999 or the completion of the IPO.

Underwritten public offering

     On February 12, 1999, the Company completed an underwritten public offering of 1,200,000 units at a price of $15.10 per unit. Each unit consists of two shares of common stock and warrant to purchase one share of common stock at a price of $7.50 per share of common stock and $.10 per warrant. Proceeds, net of discounts, commissions and offering expenses, totaled approximately $14.6 million. Upon completion of the Company's IPO, all shares of the Company's convertible preferred stock and certain debt, accrued interest and warrants converted into common stock of the Company. This transaction will be reflected in the Company's first quarter results as follows:

     Return of shares by officers of the Company

          As described in Note 7, the Company will cancel 8,824 and 11,030 shares of series A convertible stock and common stock, respectively, returned by certain officers of the Company. This will result in the cancellation of 99,250 shares of common stock and will be recorded as contributed capital.

     Conversion of series A and B-1 convertible preferred stock

          Each share of the Company's series A and B-1 convertible preferred stock will convert in accordance with conversion rates as per Note 6 into 797,600 and 20,411, respectively, of common stock.

     Conversion of series B and C convertible preferred stock

          Each share of the Company's series B and C convertible preferred stock was initially convertible into ten shares of common stock or 55,520 and 32,826 shares, respectively. In conjunction with the completion of the IPO, the Company changed the conversion rate for series B and C convertible preferred stock to 20.3099 to 1 and 19.3702 to 1, respectively. As such, each share of the Company's series B and C convertible preferred stock will convert to 112,763 and 63,586 shares of common stock, respectively. The fair value of the incremental number of 88,003 additional shares issued to holders resulting from the change in conversion rates will be recorded as a dividend in the amount of $660,023.

     Repayment and conversion of debt, accrued interest and warrants

          As more fully described in Note 5, the Company renegotiated the terms of certain promissory notes. In conjunction with the completion of the IPO, the Company repaid approximately $4,489,000 in principal, accrued but unpaid interest and any 10% Success Fee and converted approximately $1,891,000 of principal, accrued interest and outstanding warrants into 849,600 shares of common stock and cancelled warrants to purchase series A convertible preferred and common stock of 10,669 and 344,413, respectively, at exercise prices ranging from $6.85 to $182.78. The Company will record an extraordinary loss of approximately $3,673,000 on extinguishment of this debt based on the difference between (a) cash paid and the value of stock issued and (b) the book value of debt and warrants.

     Conversion of outstanding warrants

          As more fully described in Note 5, in conjunction with the completion of the IPO, the Company canceled warrants to acquire 148,434 shares of common stock in exchange for 45,005 shares of common stock.

13.  Interim Financial Statements (unaudited)

Unaudited interim information

     The information presented as of June 30, 1999, and for the six month periods ended June 30, 1998 and 1999, has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company's financial position as of June 30, 1999, and the results of its operations and its cash flows for the six months ended June 30, 1998 and 1999, and the stockholders equity for the six months ended June 30, 1999.

Non-cash supplemental disclosure

     Non-cash items occurring in the six-month period ended June 30, 1999 included conversion of debt and associated interested in conjunction with the initial public offering in the first quarter of 1999 of $1,690,556, and an extraordinary loss of $3,672,656 in conjunction with the conversion of the debt, conversion of warrants to purchase series A convertible preferred stock and common stock.

     Non-Cash items occurring in the six month period ended June 30, 1998 included the fair value of warrants issued to note holders of $294,245, and the fair value of warrants issued to consultants in connection with debt offerings $42,204. Both fair value amounts were determined using the Black-Scholes model.

Net loss per share

     The Company's net loss per share calculations are based upon the weighted average number of shares of common stock outstanding. Because their effects are anti-dilutive, net loss per share for the six month periods ended June 30, 1999 and 1998 does not include the effects of 1) 98,349 (983,490 shares of common stock on an as-if converted basis) shares of convertible preferred stock outstanding as of June 30, 1998; 2) 250,000 and 59,618 of stock options outstanding as of June 30, 1999 and 1998, respectively; 3) 17,125 (171,250 on an as-if converted basis) warrants to purchase outstanding shares of a series A convertible preferred stock as of June 30, 1998, and 2,272,694 and 446,254 warrants to purchase common stock as of June 30, 1999 and 1998, respectively.

     Net loss available to common stockholders represents net loss for the six months ended June 30, 1999 increased by a dividend of $660,013 issued in February 1999 to the then holders of Series B and C convertible preferred stock in conjunction with the change in conversion rates of such shares.

Exercise of over-allotment

     On March 30, 1999 the underwriter exercised their over-allotment option to purchase an additional 113,312 units for total proceeds, net of discounts and commissions of $143,113 and offering expenses of $54,308, of $1,513,545.

Extraordinary loss

     In conjunction with the repayment and conversion of debt, accrued interest and warrants, the Company recorded an extraordinary loss of $3,672,656 on extinguishment of debt based on the difference between (a) cash paid and the value of stock issued and (b) the book value of debt, accrued interest and warrants.

Short term investments

     During the first six months of 1999, the Company purchased short-term investments comprised of Euro Dollar bonds and medium and short term notes. The Company accounts for short-term investments in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in equity securities which have readily determinable fair values and all investments in debt securities. The Company's short-term investments are classified as available-for-sale under SFAS 115 and are reported at fair value. At June 30, 1999, available-for-sale securities comprised of Euro Dollar bonds and medium and short term notes $4,866,262 and $3,011,623, respectively.

Facility lease

     The Company entered into a non-cancelable operating lease for its facility which expires in August 2005. Under the terms of this agreement, a letter of credit was created as security for the lease. Restricted cash of $437,500 secured that letter of credit at June 30, 1999. As part of the facility transition, the former operating lease was retired at a cost of $40,880. Future minimum lease payments required under the non-cancelable operating leases are $198,017, $525,118, $533,789, $553,235, $563,114 and $592,752 for the six months ending December 31, 1999 and years ending December 31, 2000, through 2004, respectively.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current only as of the date of this Prospectus.


                                      LOGO



                                Digital Lava Inc.


                         880,436 shares of Common Stock

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgements, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article __ of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

     The Registrant intends to obtain directors, and officers, insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.


Item 25. Other Expenses of Issuance and Distribution.

Accounting Fees and Expenses*                                      $  5,000

Printing and Engraving*                                            $ 10,000

Legal Fees and Expenses*                                           $ 10,000

Miscellaneous Expenses*                                            $  2,000
                                                                   --------
Total                                                              $ 27,000
                                                                   ========

----------
* Estimated.


Item 26. Recent Sales of Unregistered Securities.

     Since its organization in July 1995, the Company has sold and issued the following unregistered securities in transactions which were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act, as they were transactions not involving a public offering:

     In July 1995, the Company issued an aggregate of 809,565 shares of Common Stock to Roger Berman, James Stigler, Thomas Stigler and Kenneth Mendoza for nominal consideration in connection with the formation of the Company.

     From August 1995 to June 1996, the Company sold an aggregate of 200,826 shares of Common Stock to 26 individuals, 19 of whom were accredited investors and 7 of whom were non-accredited investors for $686,599 in cash. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine which investors were accredited investors.

     From March to June 1996, the Company issued an aggregate of 29,334 shares of Common Stock to a consultant and its legal counsel, Eilenberg & Zivian, in consideration for services performed for the Company.

     In September 1996, in connection with a $450,000 bridge financing completed in such month, the Company issued warrants to purchase an aggregate of 70,265 shares of Common Stock to two accredited investors, one of which received a portion of its warrants as a finder. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that the investors were accredited investors.

     In November 1996, the Company issued 110,732 shares of Common Stock to Joshua Sharfman, Chief Executive Officer of the Company, in consideration for services performed for the Company.

     In November 1996 and January 1997, the Company issued warrants to purchase an aggregate of 23,212 shares of Common Stock to Eilenberg & Zivian in consideration for services performed for the Company.

     In January and March 1997, the Company issued 4,377 shares of common stock to two consultants for services performed for the Company.

     In May 1997, in connection with the issuance of an aggregate principal amount of $187,500 of promissory notes, the Company issued warrants to purchase an aggregate of 20,520 shares of Common Stock to five accredited investors. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors.

     In May 1997, in connection with a $817,500 bridge financing completed in April and May 1997, the Company issued warrants to purchase an aggregate of 45,712 shares of Common Stock to three individuals who acted as finders in connection with such financing. Each of the investors who participated in the financing received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors

     In July 1997, in connection with a $902,000 bridge financing completed in June and July 1997, the Company issued warrants to purchase an aggregate of 15,957 shares of Common Stock to three individuals who acted as finders in connection with such financing. Each of the investors who participated in the financing received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors

     In February 1998, in connection with the issuance of an aggregate principal amount of $775,000 of promissory notes, the Company issued warrants to purchase an aggregate of 96,233 shares of Common Stock to ten accredited investors. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors.

     In February 1998, in connection with a $1,750,000 bridge financing completed from December 1997 to February 1998, the Company issued warrants to purchase an aggregate of 47,730 shares of Common Stock to two finders. Each of the investors in the financing received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors.

     In May 1998, the Company issued warrants to purchase an aggregate of 10,943 shares of Common Stock to the Whitestone Group, in consideration for services performed for the Company.

     In September 1998, the Company issued warrants to purchase an aggregate of 21,885 shares of Common Stock to a finder in consideration for such finder's release of any claims against the Company under the finder's agreement with the Company.

     In October 1998, the Company issued warrants to purchase an aggregate of 20,000 shares of Common Stock to a Shahrokh Sedaghat in consideration for services performed for the Company.

     In December 1998, the Company issued warrants to purchase an aggregate of 13,131 shares of Common Stock to a Schwartz Communications in consideration for services performed for the Company.

     In December 1998, the Company issued warrants to purchase an aggregate of 6,000 shares of Common Stock to four investors in consideration for such investors' release of any claims against the Company.

     In December 1998, in connection with the issuance of an aggregate principal amount of $550,000 of promissory notes, the Company issued warrants to purchase an aggregate of 275,000 shares of Common Stock to ten accredited investors. Each of the investors received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each of the investors completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such investors were accredited investors.

     In connection with the recapitalization completed immediately prior to the completion of the Company's initial public offering in February 1999, the Company issued an aggregate of 846,600 shares of Common Stock to holders of an aggregate principal amount of $2,832,000 of promissory notes in exchange for one-half of the outstanding principal of their notes, the accrued interest on such notes and the warrants received in connection with the issuance of such notes. All of such holders received their notes and warrants in connection with bridge financings completed from March 1996 through July 1997. In connection with such financings, each holder received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each holder completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such holders were accredited investors.

     In connection with the recapitalization to be completed immediately prior to the completion of the Company's initial public offering in February 1999, the Company issued an aggregate of 30,836 shares of Common Stock to holders of an aggregate principal amount of $925,000 of promissory notes in exchange for outstanding warrants to acquire 107,689 shares of Common Stock received in connection with the issuance of such notes. All of such holders received their notes and warrants in connection a bridge financing completed from December 1997 to February 1998. In connection with such financing, each holder received an offering memorandum which contained appropriate risk factors and a detailed description of the Company's business. Each holder completed a questionnaire regarding their financial status and investment history which enabled the Company to determine that such holders were accredited investors.

Item 27. Exhibits.

Exhibit
Number                                     Description of Exhibits
-------                                    -----------------------

3(a)* Amended and Restated Certificate of Incorporation, in effect as of the date hereof

3(b)*     Form of Amendment to Amended and Restated Certificate of Incorporation

3(c)*     Form of Amended and Restated Certificate of Incorporation

3(d)*     Bylaws of the Company, in effect as of the date hereof

3(e)*     Form of Amended and Restated Bylaws of the Company

4(a)*     Form of Common Stock Certificate

4(b)*     Form of Warrant Agreement

4(d)*     1996 Incentive and Non-Qualified Stock Option Plan (1)

4(e)* Warrant Agreement dated as of September 30, 1996 between the Company and Millenium Capital Management (2)

4(f)* Warrant Agreement dated as of September 30, 1996 between the Company and Miracle Investments Co. (2)

4(g)* Registration Rights Agreement between the Company, Miracle Investments Co. and Millenium Capital Management

4(h)* Warrant Agreement dated November 1, 1996 between the Company and Eilenberg & Zivian(2)(3)

4(i)* Warrant Agreement dated January 27, 1997 between the Company and Eilenberg & Zivian (2)(3)

4(j)* Warrant Agreement dated May 30, 1997 between the Company and certain investors and finders(2)

4(k)* Registration Rights Agreement dated May 30, 1997 between the Company and certain investors and finders

4(l)* Letter Agreement dated October 6, 1998 between the Company and certain investors

4(m)* Warrant Agreement dated July 11, 1997 between the Company and certain investors and finders(2)

4(n)* Registration Rights Agreement dated July 11, 1997 between the Company and certain investors and finders

4(o)*     Warrant Agreement between the Company and Schwartz Communications

4(p)* Warrant Agreement dated February 19, 1998 between the Company and certain investors and finders (2)

4(q)* Registration Rights Agreement dated February 19, 1998 between the Company and certain investors and finders

4(r)* Form of Promissory Note dated February 19, 1998 between the Company and certain investors

4(s)* Warrant Agreement dated May 1, 1998 between the Company and The Whitestone Group (2)

4(t)* Registration Rights Agreement dated May 1, 1998 between the Company and The Whitestone Group

4(u)* Letter Agreement between the Company and certain investors and finders dated July 15, 1998

4(v)* Letter Agreement between the Company and certain investors and finders dated July 16, 1998

4(w)* Letter Agreement between the Company and certain investors and finders dated July 29, 1998

4(x)* Warrant Agreement dated as of October 7, 1998 between the Company and certain consultants

4(y)* Registration Rights Agreement dated as of October 7, 1998 between the Company and certain consultants

4(z)* Letter Agreement as of October 7, 1998 between the Company and certain investors

4(aa)* Amended and Restated Option Agreement dated as of May 1, 1998 between the Company, Judson Cooper and certain founders of the Company (2)

4(ab)* Amended and Restated Option Agreement dated as of May 1, 1998 between the Company, E&Z Investments and certain founders of the Company (2)

4(ac)*    Warrant Agreement between the Company and United Resources Partners

4(ad)* Warrant Agreement dated January 7, 1999 between the Company and certain investors

4(ae)* Warrant Agreement between the Company and certain investors dated December 7, 1998

4(af)* Registration Rights Agreement between the Company and certain investors dated December 7, 1998.

4(ag) Warrant Agreement between the Company and Marc Daniels, dated September 1, 1999

5(a)      Opinion of Ehrenreich Eilenberg Krause & Zivian LLP

10(a)* Employment Agreement dated September 1, 1998 between the Company and Thomas Stigler

10(b)* Employment Agreement dated September 1, 1998 between the Company and Joshua D.J. Sharfman

10(c)* Consulting Agreement dated September 1, 1998 between the Company and Roger Berman

10(d)* Consulting Agreement dated September 1, 1998 between the Company and Dr. James Stigler

10(e)* Consulting Agreement dated September 1, 1998 between the Company and Prism Ventures LLC

10(f)* Consulting Agreement dated May 1, 1998 between the Company and the Whitestone Group

10(g)* Consulting Agreement dated October 7, 1998 between the Company and Shahrokh "Shawn" Sedaghat

10(h)* Agreement dated January 8, 1998 between the Company and RealNetworks, Inc. (4)

10(i)*    Agreement dated April 1, 1998 between the Company and RealNetworks,
          Inc.(4)

10(j)* Software License Agreement dated March 31, 1997 between the Company and Cinax Designs, Inc.(4)

10(k)*    Agreement dated August 8, 1998 between the Company and Lesson Lab

10(l) Employment Letter Agreement dated June 3, 1999 between the Company and Robert Greene

23(a) Consent of Ehrenreich Eilenberg Krause & Zivian LLP (included in opinion filed as Exhibit 5(a))

23(b)     Consent of PricewaterhouseCoopers LLP

24(a)* Power of Attorney (included in Part II of the Registration Statement under the caption Signatures")

27(a)     Financial Data Schedule

----------
*    Previously filed.

(1) Does not reflect increase in number of shares issuable under the Plan pursuant to resolution of Board of Directors.

(2) These agreements were entered into prior to the reverse split of the Company's Common Stock and, therefore, do not reflect such reverse split.

(3) These warrant agreements do not reflect exercise price changes made pursuant to resolutions of the Board of Directors.

(4) Confidential information is omitted and identified by a * and filed separately with the SEC pursuant to a request for Confidential Treatment.


Item 28. Undertakings.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the undersigned Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the registration statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marina Del Rey, State of California, on the 23rd day of October, 1999.

                                                DIGITAL LAVA INC.

                                                By: /s/ Robert Greene
                                                    ----------------------------
                                                      Robert Greene
                                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in their respective capacities and on the respective dates set forth opposite their names.

Signatures                    Title                          Date
----------                    -----                          ----

/s/ James Stigler
------------------------
James Stigler                 Chairman and Director          October 23, 1999


/s/ Joshua D.J. Sharfman
------------------------
Joshua D.J. Sharfman          President                      October 23, 1999


/s/ Danny Gampe
------------------------
Danny Gampe                   Chief Financial Officer        October 23, 1999
                              (Principal Financial and
                              Accounting Officer)

/s/ Michael Goodell
------------------------
Michael Goodell               Vice President of              October 23, 1999
                              Consulting and Services


/s/ Roger Berman
------------------------
Roger Berman                  Director                       October 23, 1999


/s/ John Carrington
------------------------
John Carrington               Director                       October 23, 1999


/s/ Robert Greene
------------------------
Robert Greene                 Chief Executive Officer        October 23, 1999
                              and Director (Principal
                              Executive Officer)